UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CINCINNATI FINANCIAL CORPORATION
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CINCINNATI
FINANCIAL CORPORATION

2024 ANNUAL SHAREHOLDER MEETING NOTICE AND PROXY STATEMENT

DESIGNED FOR Strength & Stability

Cincinnati Financial Corporation stands among the 25 largest property casualty insurers in the nation, based on net written premiums. A select group of independent agencies actively markets our business, home and auto insurance in 46 states. Within this select group, we also seek to become the life insurance carrier of choice and to help agents and their clients – our policyholders – by offering leasing and financing services.

Three competitive advantages distinguish your company, positioning us to build shareholder value and long-term success:

1. Commitment to our network of professional independent insurance agencies and to their continued success

2. Operating structure that supports local decision making, showcasing the strength of our field claims service, field underwriting and field support services

3. Financial strength to fulfill our promises and be a consistent market for our agents' business, supporting stability and confidence

Learn more about where we are today and where we are headed by reviewing our publications on *cinfin.com/investors*.

March 20, 2024

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, May 4, 2024, at the Cincinnati Financial Corporation headquarters, 6200 South Gilmore Road, Fairfield, Ohio 45014. The business to be conducted at the meeting includes:

1.Electing 14 directors for one-year terms;
2.Voting on a nonbinding proposal to approve compensation for the company’s named executive officers;
3.Approving the Cincinnati Financial Corporation 2024 Stock Compensation Plan;
4.Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2024; and
5.Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 6, 2024, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, please cast your vote as promptly as possible. We encourage convenient online voting, which saves you and your company significant postage and processing costs. If you prefer, you may submit your vote by telephone or by mail. Detailed voting instructions can be found in the Frequently Asked Questions section on Page 82 of this proxy statement.

Thank you for your interest and participation in the affairs of the company.

/S/ Lisa A. Love
Lisa A. Love, Esq.
Chief Legal Officer, Executive Vice President and Corporate Secretary

This proxy statement, the 2023 Annual Report on Form 10-K, the 2024 Annual Letter to Shareholders and voting instructions were first made available to Cincinnati Financial Corporation shareholders on March 20, 2024.

Proxy Summary
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider before voting. Please read the entire proxy statement, and for more complete information about the company’s 2023 performance, please review the company’s 2023 Annual Report on Form 10-K.

2024 Annual Meeting of Shareholders
Date and Time:    May 4, 2024, 9:30 a.m. ET

Location:        Cincinnati Financial Corporation
6200 South Gilmore Road
Fairfield, Ohio 45014

Record Date:        March 6, 2024

A listen-only webcast will also be available to the public at cinfin.com/investors.

Voting Matters and Board Recommendations

Our Board’s Recommendation
Election of Directors (Page 12)	FOR Each Director Nominee
Advisory Vote to Approve Executive Compensation (Page 31)	FOR
Approve Cincinnati Financial Corporation 2024 Stock Compensation Plan (Page 32)	FOR
Ratification of Auditors (Page 78)	FOR

2023 Governance Highlights

CEO Succession Planning
In 2023, the nominating committee and the board prepared for the executive leadership transition occurring in 2024 when Stephen M. Spray assumes the role of chief executive officer from Steven J. Johnston who will remain chairman of the board following the 2024 Annual Meeting of Shareholders. The orderly progression into the CEO role by Mr. Spray, who was appointed president of the company and its U.S. subsidiary companies in 2022, will mark the successful completion of a succession plan that includes the board's decision to split the roles of CEO and chairman during this period of transition.

Board Refreshment
In 2023, the nominating committee's ongoing assessment of the composition of the board of directors resulted in the recent appointments of two new directors, expanding the size of the board to 14 seats in January 2024. Along with Mr. Spray, the board also appointed independent director Cheng-sheng Peter Wu, an expert in insurance analytics, data science and artificial intelligence. Both of the company's newest directors will stand for election at the 2024 Annual Meeting of Shareholders. Following the shareholder meeting, assuming all incumbent directors are re-elected, the board will be comprised of 14 directors, of which more than 71% are independent and nearly 36% are diverse based on gender and/or race and ethnicity. Additionally, as the board continues to focus on the infusion of new and diverse skill sets deemed important to the company, nearly half of our directors (6 of 14) will have tenure of 5 years or less. The average tenure of our 10 independent directors is 10.6 years.

Executive Compensation
The board believes that it is in the best interest of the company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the company's pay-for-performance compensation philosophy. In addition to recoupment provisions contained in existing shareholder approved plans, in 2023 the board adopted a new Policy For The Recovery Of Erroneously Awarded Compensation to provide for the recoupment of certain executive incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. This policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (Exchange Act) and applicable Nasdaq rules.

Director Compensation
In order to attract and retain skilled and effective directors, the compensation committee periodically reviews the level of compensation paid to our non-employee directors. It conducted such a review in 2023, which included a study of the elements of compensation, such as cash and stock-based compensation in the form of meeting fees and retainers for all non-employee directors and retainers for the independent lead director and chairs of the board's independent committees. The compensation committee also considers the market capitalization and the level and elements of director compensation paid by companies in our peer group. The 2023 review revealed that the average of the compensation paid to our non-employee directors is significantly below that paid by companies in our peer group of similar size. In early 2024, the compensation committee adjusted the retainers paid to our non-employee directors and additional retainers paid to the lead independent director and the chairs of the independent committees with the intent of raising the average level of compensation paid to our non-employee directors to be within a reasonable range of the compensation paid by companies in our peer group of similar size. These adjustments to director compensation are effective beginning in January 2024. See "Compensation of Non-Employee Directors" on Page 23 for more detailed information about these 2024 director compensation changes.

Enhanced Environmental, Social and Governance (ESG) Disclosure
With the oversight of the nominating committee, in 2023 the company continued to incorporate ESG into our enterprise risk and strategy framework as detailed in our annual sustainability disclosures, which include a comprehensive "Environmental, Social and Governance Report," a "Sustainability Disclosure Using SASB Standards for the Insurance Industry," a "Sustainability Data Sheet," and a "Task Force on Climate-Related Financial Disclosures Report." Collectively, these publications organize and enhance our existing disclosures about ESG topics such as our commitment to the development and financial wellness of our workforce, including disclosure of our adjusted pay gap for women and underrepresented groups; our commitment to managing climate risk; and our commitment to ethical governance and operations. You can find more information about these disclosures at cinfin.com/sustainability, which is not incorporated by reference in this proxy statement. Enhanced disclosure about related topics, such as human capital, cybersecurity and climate risk can be found in our 2023 Annual Report on Form 10-K.
Our Governance Practices
Cincinnati Financial is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include:
Board Governance Practices
•Strong board oversight of enterprise risk.
•More than 71% of our directors are expected to be independent and nearly 36% diverse based on gender and/or race and ethnicity following the 2024 shareholder meeting.
•Our audit, compensation and nominating committees are fully independent.
•Strong independent lead director with clearly defined role and responsibilities.
•Robust stock ownership guidelines for directors at five times annual cash meeting fees.
•Code of Conduct applicable to directors, officers and company associates.
•Annual evaluation of the chief executive officer (CEO) by the non-employee directors, led by the chair of the compensation committee.
•Annual board and committee self-assessments.
•Regular executive sessions of the non-employee directors at the board and committee level.
•High degree of board interaction with management to ensure successful oversight and succession planning.
•Responsive to shareholder feedback.
•Mandatory retirement age for directors.
Shareholder Rights
•All directors are elected annually with a simple majority standard for all uncontested director elections and by plurality in contested director elections.
•No poison pill.
•Shareholders have the right to call a special meeting.
•Regular engagement with shareholders to understand their perspectives and concerns on a broad array of topics, including corporate governance, executive compensation and sustainability matters.
•Proxy access for director nominees, enabling a shareholder, or group of up to 20 shareholders holding 3% of the company's common shares for at least three years, to nominate candidates for the greater of two seats or 20% of the board nominees.

Compensation Governance
•Pay program tied to performance.
•Majority of pay is long-term and at-risk with no guaranteed bonus or salary increase.
•Robust stock ownership guidelines of 5 times salary for the CEO and 3.5 times salary for the other named executive officers.
•Prohibition on all hedging of Cincinnati Financial securities by directors, officers and all company associates.
•No tax gross-up payments to executives.
•Annual shareholder advisory approval of executive compensation program.
•Compensation clawback provisions including the recently adopted Policy For The Recovery Of Erroneously Awarded Compensation incorporated into grants of incentive compensation under shareholder-approved compensation plans.
•Double-trigger required for vesting of plan-based compensation in the event of a change in control.

Director Nominees
The following table provides summary information about each director nominee. Complete information about each director’s background and experience begins on Page 12. Each director stands for election annually.

Name	Age	Primary Occupation	Independent	Committee Memberships	Other Public Company Boards
Thomas J. Aaron	62	Executive Vice President and Chief Financial Officer (Retired), Community Health Systems Inc.	✓	A, C	1
Nancy C. Benacci	68	Head of Equity Research (Retired), KeyBanc Capital Markets	✓	A, I	1
Linda W. Clement-Holmes	61	Chief Information Officer (Retired), The Procter & Gamble Company	✓	A, C, N	1
Dirk J. Debbink*	68	Chairman, MSI General Corporation	✓	A, E, I, N (Chair)	0
Steven J. Johnston	64	Chairman and Chief Executive Officer, Cincinnati Financial Corporation		E (Chair), I (Chair)	0
Jill P. Meyer	52	Chief Executive Officer, Cincinnati USA Regional Chamber	✓	N	0
David P. Osborn	63	President, Osborn Williams & Donohoe LLC	✓	A, C (Chair), I	0
Gretchen W. Schar	69	Executive Vice President, Chief Financial and Administrative Officer (Retired), Arbonne International LLC	✓	A (Chair), C, N	1
Charles O. Schiff	54	Executive Vice President, Secretary and Treasurer, John J. & Thomas R. Schiff & Co. Inc.		I	0
Douglas S. Skidmore	61	Chief Executive Officer, Skidmore Sales & Distributing Company Inc.	✓	E, N	0
Stephen M. Spray	57	President, Cincinnati Financial Corporation		E	0
John F. Steele, Jr.	70	Chairman and Chief Executive Officer, Hilltop Basic Resources Inc.	✓	E	0
Larry R. Webb	68	President (Retired), Webb Insurance Agency Inc.		E, I	0
Cheng-sheng Peter Wu	62	Consultant, Boston Consulting Group	✓	A	0
* Lead Independent Director
A Audit Committee
C Compensation Committee
E Executive Committee
I Investment Committee
N Nominating Committee

2023 Executive Compensation Highlights
The named executive officers (NEOs) earned payouts of annual incentive compensation at the target level and no payout of performance-based restricted stock units for the performance period ending December 31, 2023. During that period, we produced a value creation ratio (VCR) of 19.5% that combined with premium growth and profitability targets led us to achieve a final annual incentive award placement of outperforming six of the nine peer group companies; and a three-year total shareholder return (TSR) of 27.7% exceeding that of two of the nine peer companies. Set forth below is the 2023 compensation for each NEO as determined under Securities and Exchange Commission (SEC) rules. See the notes accompanying the Summary Compensation Table (SCT) on Page 60 for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Non- Qualified Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)	Total Compensa- tion ($)
Steven J. Johnston	1,195,649	—	2,730,976	1,809,258	2,412,305	—	233,323	8,381,511
Chairman & Chief Executive Officer

Michael J. Sewell	995,500	—	1,511,422	941,511	1,255,307	—	222,681	4,926,421
Chief Financial Officer

Stephen M. Spray	893,786	—	1,372,772	855,096	1,140,111	398,237	48,645	4,708,647
President

John S. Kellington	694,161	—	1,054,377	656,505	875,324	—	117,272	3,397,639
Chief Information Officer

Teresa C. Cracas	632,059	—	960,083	597,761	797,014	—	125,175	3,112,092
Chief Risk Officer

Security Ownership of Principal Shareholders and Management
Under Section 13(d) of the Exchange Act, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment authority over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company who are deemed to be beneficial owners of at least 5% of our common stock as of March 6, 2024.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class
Common Stock	The Vanguard Group Inc.	19,174,221	(1)	12.24
	100 Vanguard Blvd.
	Malvern, PA 19355

Common Stock	BlackRock Inc.	12,157,797	(2)	7.76
	55 East 52nd Street
	New York, NY 10055

Common Stock	State Street Corporation	9,711,032	(3)	6.20
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111

The outstanding common shares beneficially owned by each director and named executive officer, and total outstanding shares for all directors and executive officers as a group as of March 6, 2024, are shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class

Other Directors and Named Executive Officers
Thomas J. Aaron, CPA	10,303		0.01
Nancy C. Benacci, CFA, NACD.DC	5,530		—
Linda W. Clement-Holmes	16,169		0.01
Teresa C. Cracas, Esq.	152,354	(4)	0.10
Dirk J. Debbink	52,707		0.03
Steven J. Johnston, FCAS, MAAA, CFA, CERA	779,062	(4)(5)	0.50
John S. Kellington	221,685	(4)	0.14
Jill P. Meyer, Esq.	4,447		—
David P. Osborn, CFA	54,473		0.03
Gretchen W. Schar	33,142		0.02
Charles O. Schiff	1,160,034	(6)(7)	0.74
Michael J. Sewell, CPA	318,058	(4)(5)	0.20
Douglas S. Skidmore	49,831	(8)	0.03
Stephen M. Spray	184,437	(4)	0.12
John F. Steele, Jr.	30,337	(6)	0.02
Larry R. Webb, CPCU	506,672	(9)	0.32
Cheng-sheng Peter Wu, FCAS, ASA, MAAA, CSPA	—		—

All directors and nondirector executive officers as a group (26 individuals)	4,440,396	(4)(5)(6)(7) (8)(9)	2.83

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.
(1)    Reflects ownership as of December 29, 2023, according to Form 13G/A filed by The Vanguard Group Inc. on February 13, 2024.
(2)    Reflects ownership as of December 31, 2023, according to Form 13G/A filed by BlackRock Inc. on January 26,2024.
(3)    Reflects ownership as of December 31, 2023, according to Form 13G/A filed by State Street Corporation on January 25, 2024.
(4)    Includes shares available within 60 days from exercise of stock options in the amount of 423,757 shares for Mr. Johnston; 210,661 shares for Mr. Sewell; 138,876 for Mr. Kellington; 135,423 for Mr. Spray; 108,399 for Ms. Cracas and 550,292 shares for the nondirector executive officers as a group.
(5)    Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amounts of 172,304 shares for Mr. Johnston; 13,719 shares for Mr. Sewell; and 17,244 shares for the nondirector executive officers as a group. Individuals participating in this plan do not have the right to vote these shares.
(6)    Includes shares pledged as collateral as of December 31, 2023, in the amounts of; 63,165 for Mr. C. Schiff; 4,500 for Mr. J. Steele, Jr. and 90,469 for the nondirector executive officers as a group.
(7)    Includes 142,125 shares held in a family trust, of which Mr. C. Schiff is a trustee, and 190,555 shares held in the Skylar Foundation, of which Mr. C. Schiff is a trustee.
(8)    Includes 7,600 shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.
(9)    Includes 186,257 shares owned of record by a limited partnership of which Mr. Webb is a general partner and 43,478 shares owned of record by a trust for the benefit of his children and his former spouse.

Delinquent Section 16(a) Reports
Directors, executive officers and 10% shareholders are required to report their beneficial ownership of our stock according to Section 16 of the Exchange Act. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received or written representations from reporting persons stating that they were not required to file these forms, we believe that all Section 16(a) filing requirements were satisfied on a timely basis during calendar year 2023 except for a Form 4 filed by Mr. Roger Brown on May 31, 2023, for his spouse's receipt of 2,175 shares on May 16, 2023, in connection with a distribution from her father's estate.

Information About the Board of Directors
The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board oversees management in the performance of the company’s obligations to our independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to deliver superior, sustainable shareholder value over the long term.

Proposal 1 - Election of Directors
Directors are elected annually. The board of directors currently consists of 14 directors, 10 of whom are determined to be independent by the board, according to the definition of independence specified in the Nasdaq listing requirements.

On January 26, 2024, the board, upon the recommendation of its nominating committee, unanimously nominated the 14 directors listed below for re-election to the board at the 2024 Annual Meeting of Shareholders.

The directors elected at the Annual Meeting will hold office until the 2025 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the proxy card (the proxy holders) attached to this proxy statement, as filed with the SEC, intend to vote the proxies held by them for the election of the 14 nominees named below. The board of directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as the board of directors may designate.

Vote Required
Director nominees receiving more votes cast for their election than against will be elected directors of the company. Abstentions and broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR Thomas J. Aaron, Nancy C. Benacci, Linda W. Clement-Holmes, Dirk J. Debbink, Steven J. Johnston, Jill P. Meyer, David P. Osborn, Gretchen W. Schar, Charles O. Schiff, Douglas S. Skidmore, Stephen M. Spray, John F. Steele, Jr., Larry R. Webb and Cheng-sheng Peter Wu as directors to hold office until the 2025 Annual Meeting of Shareholders and until their successors are elected and qualified.

Nominees for Directors for Terms of Office Continuing until 2025
Each of our directors brings to our board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, most current directors bring public company board experience – either significant experience on other boards or long service on our board – that broadens their knowledge of board policies and processes, rules and regulations, and issues and solutions. Further, each director has civic and community involvement that mirrors our company’s values emphasizing personal service, relationships and local decision making.

Board Skills Matrix

	Aaron	Benacci	Clement-Holmes	Debbink	Johnston	Meyer	Osborn	Schar	Schiff	Skidmore	Spray	Steele	Webb	Wu
Business Management	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Leadership	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Financial Expertise	X	X			X		X	X
Insurance	X	X			X				X		X		X	X
Investment		X			X		X
Legal						X
Accounting and Auditing	X				X			X
Technology and Information Security	X		X		X
Cybersecurity Certification	X	X	X
Innovation			X		X	X								X
Civic and Community Involvement	X	X	X	X	X	X	X	X	X	X	X	X	X	X
Independence	X	X	X	X		X	X	X		X		X		X
Diversity		X	X			X		X						X
The diversity of our directors enriches board discussions, deliberations and decisions. The nominating committee remains committed to a process that ensures consideration of a diverse pool of candidates when seeking new directors.
Board Diversity Matrix (As of December 31, 2023)

Total Number of Directors	14
	Female	Male	Nonbinary	Did not disclose gender
Part I: Gender Identity
Directors	4	10	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	9	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
The nominating committee’s process to recommend qualified director candidates is described on Page 27 under Director Nomination Considerations and Process.

The biographies of our director nominees, including their names, ages, the year first elected as a director, their present positions, principal occupations and public company directorships held in the past five or more years begin on Page 14. For each director, we also describe specific individual qualifications and skills that contribute to the overall effectiveness of our board and its committees.

Biographical Information About Our Director Nominees
(Data as of March 6, 2024)

Thomas J. Aaron
CPA
Age: 62
Director since 2019
Committees: Audit
U.S. Property Casualty Insurance
Subsidiary Director
Mr. Aaron was executive vice president and chief financial officer from 2017 to 2019 of Community Health Systems Inc., one of the largest publicly traded hospital companies in the nation and a leading operator of acute care hospitals. He retired in 2019, and remained as an adviser to that company through 2021. Prior to joining CHS in 2016, Mr. Aaron was Deloitte’s Tennessee managing partner where he provided strategy and mergers and acquisitions consulting and audit services. He began his 32-year career with Deloitte working with property casualty and reinsurance clients before transitioning to large, national healthcare organizations.
Director Qualifications
✓Brings to the board financial expertise and experience that equips him to understand and guide management decisions and actions related to planning, risk management, investor relations and capital management
✓Certified in Cybersecurity Oversight by Carnegie Mellon University's Software Engineering Institute
Other Public Company Directorships
AirSculpt Technologies Inc. (2021-present)
Selected Directorships and Memberships
University of Kentucky, Masters of Accounting Advisory Board (2015-present)
American Institute of Certified Public Accountants
Nancy C. Benacci
CFA, NACD.DC
Age: 68
Director since 2020
Committee: Audit, Investment
U.S. Insurance Subsidiary Director
Ms. Benacci served as head of equity research from 2004 until her retirement in 2019 of KeyBanc Capital Markets, a subsidiary of KeyCorp, one of the nation’s largest bank-based financial services companies. She directed a sell-side equity research group of more than 100 individuals covering 600 companies in a variety of industries. For more than a decade earlier in her career, she provided research coverage on companies in the property casualty and life insurance sectors.
Director Qualifications
✓Brings to the board extensive leadership skills, including strategy development; revenue and market share growth; and business transformation
✓Contributes valuable perspective on the investment analyst community and capital markets based on financial expertise and experience in governance and compliance
✓Certified in Cybersecurity Oversight by Carnegie Mellon University's Software Engineering Institute
Other Public Company Directorships
Regis Corporation (2023-present)
Selected Directorships and Memberships
Trustee, The Payden & Rygel Investment Group (joined 2023)
Board Member, John Carroll University (2006-2017; 2019-present)
Nonprofit boards providing education and scholarships and benefiting cancer patients

Linda W. Clement-Holmes
Age: 61
Director since 2010
Committees: Audit, Compensation, Nominating
Ms. Clement-Holmes was chief information officer of publicly traded The Procter & Gamble Company from 2015 to 2017. She retired from Procter & Gamble in 2018, following a 35-year career. As Procter & Gamble’s chief information officer, Ms. Clement-Holmes led the entire global information technology organization (2,500 IT professionals), set strategic direction and drove technology innovation. From 2010 to 2014, she was senior vice president of Global Business Services and also served as chief diversity officer from 2010 to 2012.
Director Qualifications
✓Brings to the board expertise in leveraging emerging business technologies to support speed and innovation and align with strategic goals
✓Certified in Cybersecurity Oversight by Carnegie Mellon University's Software Engineering Institute
Other Public Company Directorships
Board Member, Fifth Third Bancorp
(2020- present)
Selected Directorships and Memberships
Member, IT Senior Management Forum
(2000-present)
Nonprofit boards benefiting women, families and childcare, educational and civic organizations, professional IT organizations and the American Heart Association

Dirk J. Debbink
Age: 68
Director since 2012
Lead Independent Director
Committees: Audit, Executive, Investment, Nominating (chair)
U.S. Insurance Subsidiary Director
Mr. Debbink is chairman since 2007 of MSI General Corporation, a privately owned design/build construction firm. He joined MSI General in 1983, holding various positions of increasing responsibility and serving as the company’s president from 1991 to 2007. Mr. Debbink has served as Reserve Deputy Commander, U.S. Pacific Fleet and Commander, Navy Reserve Force. While on active duty with the U.S. Navy, he was as a senior member of the staff of the Chief of Naval Operations in the Pentagon.
Director Qualifications
✓Brings to the board extensive experience in strategic planning and execution; sales and marketing; information technology for a worldwide dispersed workforce; human resources, including pension and profit-sharing plans; and government relationships at the federal level
✓Contributes valuable perspective based on leadership of small firms typical of the company’s commercial policyholders to extremely large organizations
Selected Directorships and Memberships
Board Member, Discovery World Science & Technology Center (2017-present)

Steven J. Johnston
FCAS, MAAA, CFA, CERA
Age: 64
Director since 2011
Chairman and Chief Executive Officer
Committees: Executive (chair), Investment (chair)
U.S. Insurance Subsidiary Director
Mr. Johnston is chairman of the board since 2020, and chief executive officer of the company and its U.S. subsidiaries, since 2011. He was president of the company and its U.S. subsidiaries from 2011 to 2022. From 2008 to 2011, he was chief financial officer, senior vice president and secretary for both the company and The Cincinnati Insurance Company, and treasurer of the company.
Director Qualifications
✓Brings to the board expertise gained from hands-on management of our operations, identifying our near‑term and long-term challenges, opportunities and strategies
✓Contributes management and actuarial expertise; experience driving technology and efficiency improvements; and strong communication skills to aid in his role as liaison between the board and the company management team
Selected Directorships and Memberships
Member, American Academy of Actuaries
(1987-present)
Fellow, Casualty Actuarial Society (1990-present)
Chartered Financial Analyst (1997-present)
Chartered Enterprise Risk Analyst
(2013-present)
Board Member, American Property Casualty Insurance Association (2021-present)
Executive Committee, Ohio Business Roundtable (2023-present)
Member, Cincinnati Business Committee
(2011-present)
Jill P. Meyer, Esq.
Age: 52
Director since 2019
Committees: Nominating
U.S. Property Casualty Insurance Subsidiary Director
As of February 2024, Ms. Meyer is the chief legal officer and founding managing director, Cincinnati, of The O.H.I.O. Fund, an impact investment fund focused on contributing to Ohio’s economic growth. Ms. Meyer served as president and chief executive officer from 2015 to 2023 of the Cincinnati USA Regional Chamber, one of the largest metro chambers in the nation. She was responsible for the overall execution of the Chamber’s strategic plan, annual goals, financial performance, team development and individual goals. Prior to joining the Chamber, Ms. Meyer was an attorney with Frost Brown Todd LLC, serving as member-in-charge for the Cincinnati office from 2009 to 2015. Her legal practice was focused on a wide spectrum of business matters, including counseling and litigating advertising and media law issues.
Director Qualifications
✓Brings to the board strong business acumen, legal experience and community perspective
✓Enhances board’s ability to foster the company’s focus on long-term strategies that can benefit shareholders and other key constituents
Selected Directorships and Memberships
Board Member, Queen City Club (2023-present)
Board Member, United Way of Greater Cincinnati (2023-present)
Board Member, Federal Reserve Bank of Cleveland, Cincinnati branch (2023-present)

David P. Osborn
CFA
Age: 63
Director since 2013
Committees: Audit, Compensation (chair), Investment
U.S. Insurance Subsidiary Director
Since 2012, Mr. Osborn has been president of Osborn Williams & Donohoe LLC, a Cincinnati-based independent investment advisory firm. He joined its predecessor firm in 1993, becoming a partner in 2010.
Director Qualifications
✓Brings to the board experience with dividend growth investment strategy to support investment committee decisions
✓Leverages deep experience building relationships and setting long-term, strategic business plans to enhance board discussions of our company's long-term outlook and strategic planning activities
Selected Directorships and Memberships
Board Member, Cincinnati Children’s Hospital (2016-present)
Vice Chair, Greater Cincinnati Foundation
(elected 2024)
Nonprofit boards benefiting arts, education, youth services and the care of adults with neurological disorders

Gretchen W. Schar
Age: 69
Director since 2002
Committees: Audit (chair), Compensation, Nominating
Ms. Schar retired in 2018 from Arbonne International LLC, a beauty and nutritional product company headquartered in Irvine, California. As executive vice president and chief financial and administrative officer of the firm since 2011, she led the firm’s financial, accounting, strategy and business planning, operations, information technology, human resources and international functions. She was executive vice president and chief financial officer from 2008 to 2011 of Philosophy Inc., an international, prestige beauty brand based in Phoenix, Arizona.
Director Qualifications
✓Brings to the board leadership skills in key areas, including accounting, auditing and financial reporting, investor relations, capital management, human resources, information technology, strategic planning and business planning
✓Draws on knowledge of customer relationship management and distribution chains to benefit board discussions and decisions
Other Public Company Directorships
Board Member, Carter's Inc. (2019-present)
Selected Directorships and Memberships
Nonprofit boards benefiting fine and performing arts, arts education, a hospital, children's dental services and general philanthropy

Charles O. Schiff
Age: 54
Director since 2020
Committee: Investment
U.S. Insurance Subsidiary Director
Mr. Charles Schiff is executive vice president, secretary and treasurer of John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. Working in the insurance industry since 2002, he excels in learning his clients’ businesses and recommending appropriate risk management strategies, including insurance products and services that help his clients achieve their goals. In addition to maintaining a profitable insurance book of business, he oversees the agency’s financial management and governance activities.
Director Qualifications
✓Brings to the board extensive knowledge of the insurance marketplace, consumer buying habits and trends in competition
✓Provides ongoing insight into how we are serving our primary customers, helping evaluate the impact of our decisions on agency operations
✓Contributes the perspective of a large shareholder to board discussions and decisions
Selected Directorships and Memberships
Nonprofit boards benefiting performing arts, children’s dental services and general philanthropy

Douglas S. Skidmore
Age: 61
Director since 2004
Committees: Executive, Nominating
Mr. Skidmore has been chief executive officer since 2003 and director since 1994 of Skidmore Sales & Distributing Company Inc., a privately owned, Cincinnati-based, full-service independent distributor and broker of quality industrial food ingredients. He was president from 1994 to 2013 and marketing manager from 1990 to 1994.
Director Qualifications
✓Brings to the board the benefits of experience gained from executive roles in strategic planning, marketing, human resources and overall growth and performance of his second-generation family business, which shares many characteristics with our typical commercial policyholders
✓Provides a policyholder view of our products and services and draws on management experience to contribute to the board’s oversight of business processes and technology initiatives
Selected Directorships and Memberships
Member, Institute of Food Technologists
(1990-present)
Board Member, Athletes in Action (2013-present)
Board Member, Cincinnati Opera (2018-present)
Trustee, Food Ingredient Distributors Association (2005-2015; 2021-present)

Stephen M. Spray
Age: 57
Director since 2024
President
Committees: Executive
U.S. Insurance Subsidiary Director
Mr. Spray serves as president of Cincinnati Financial Corporation and its U.S.-based subsidiaries. He holds executive oversight of property casualty sales and marketing, admitted and nonadmitted commercial and personal lines underwriting, human resources, corporate communications and life insurance sales and underwriting. After joining Cincinnati Insurance in 1991, he held various positions with the company, each increasing in scope and responsibilities. Mr. Spray was instrumental in the formation of The Cincinnati Specialty Underwriters Insurance Company in 2007. From 2011 to 2016, he was responsible for sales and marketing, including management of field underwriters and independent agency relationships. He led the company’s commercial lines operations from 2016 until 2019 and served as chief insurance officer of the property casualty subsidiaries from 2019 until 2022.
Director Qualifications
✓Brings to the board an extensive understanding of the insurance industry, how to maintain the company’s industry-leading profitability and growth and of the value of its agency-centered business model
✓Draws on experience gained from his time as an independent agent and day-to-day management of the company’s operations to develop and drive long-term strategies that advance key advantages with agents and produce value for shareholders
Selected Directorships and Memberships
Bowling Green State University, Insurance and Risk Management Advisory Board, (2015-present)
John F. Steele, Jr.
Age: 70
Director since 2005
Committees: Executive
U.S. Property Casualty Insurance Subsidiary Director
Mr. Steele is chairman since 2004, chief executive officer since 1994 and a director since 1985 of Hilltop Basic Resources Inc., a privately owned, Cincinnati-based aggregates and ready-mix concrete supplier to the construction industry.
Director Qualifications
✓Brings to the board his deep experience in all aspects of business ownership, operations and customer relationships
✓Provides a policyholder perspective, including intimate knowledge of family-run corporations and the construction industry, which is the source of approximately 40% of our commercial general liability insurance premiums
Selected Directorships and Memberships
Board Member, National Stone, Sand & Gravel Association (2001-2010; 2013-present)
Board Member, The Wm. Powell Company
(2023-present)

Larry R. Webb
CPCU
Age: 68
Director since 1979
Committees: Executive, Investment
U.S. Insurance Subsidiary Director
Mr. Webb was president since 1994 and a director since 1980 of Webb Insurance Agency Inc., a privately owned, independent insurance agency based in Lima, Ohio. He retired from both positions in January 2023. Prior to becoming president, he was treasurer of the agency from 1981 to 1994. He has been a licensed insurance agent since 1977.
Director Qualifications
✓Brings to the board insights gained as a principal owner of an independent insurance agency, with duties that included financial management and accounting oversight, information technology, human resources, sales and marketing, risk management and relationship development with insurance companies and clients
✓Draws on his long tenure on our board and as a large shareholder, as well as his agency’s representation of our products and services since 1951 to contribute deep institutional knowledge, promoting continuity of the agent-centered mission and values essential to our business model
Selected Directorships and Memberships
Board Member, SWD Corporation (2010-present)
Nonprofit boards benefiting cancer research, an airport authority, hospital and cultural organizations

Cheng-sheng Peter Wu
FCAS, ASA, MAAA, CSPA
Age: 62
Director since 2024
Committee: Audit
Mr. Wu currently serves as an advisor for Boston Consulting Group providing expert insight in the areas of insurance analytics, data science and artificial intelligence with a focus on emerging technologies and their impact on the insurance industry. From 1995 to 2020, he was managing director and chief actuarial analytics practice leader for Deloitte Consulting LLP where he co-founded and managed a team that pioneered the development and implementation of cutting-edge analytics and data science solutions for insurers.
Director Qualifications
✓Brings to the board deep industry knowledge and broad consulting experience in the areas of predictive analytics, data modeling and artificial intelligence
✓Contributes expertise in data science and analytics applications for insurance, helping the company to embrace the future technologies and to set strategies and goals that will produce the best business results.
Selected Directorships and Memberships
Fellow, Casualty Actuarial Society (1996-present)
Associate, Society of Actuaries (1993-present)
Member, American Academy of Actuaries
(1996-present)
Certified Specialist in Predictive Analytics, Casualty Actuarial Society (2017-present)

Committees of the Board and Meetings
There are five standing committees of the board: audit, compensation, executive, investment and nominating. Each committee operates pursuant to a written charter adopted by the board, copies of which are posted on cinfin.com/investors. Each year the board considers changes to the charters recommended by each committee, if any, and reapproves them.

The following table summarizes the current membership of the board and each of its committees, as well as the number of times the board and each committee met during 2023:

	Board	Audit	Compensation	Executive	Investment	Nominating
Mr. Aaron	X	X	X
Ms. Benacci	X	X			X
Ms. Clement-Holmes	X	X	X			X
Mr. Debbink	X	X		X	X	Chair
Mr. Johnston	Chair			Chair	Chair
Ms. Meyer	X					X
Mr. Osborn	X	X	Chair		X
Ms. Schar	X	Chair	X			X
Mr. Schiff	X				X
Mr. Skidmore	X			X		X
Mr. Spray*	X			X
Mr. Steele, Jr.	X			X
Mr. Webb	X			X	X
Mr. Wu*	X	X
Number of 2023 meetings	4	4	4	5	6	4
*Mr. Spray and Mr. Wu joined the board on January 26, 2024.

Board members are expected to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. In 2023, all directors attended the Annual Meeting of Shareholders and 100% of the meetings indicated above for the board and committees of which they were members.

The annual meeting of directors is held immediately following the Annual Meeting of Shareholders. The board of directors will review committee assignments at its meeting on May 4, 2024.

Audit Committee - The audit committee oversees the process of accounting and financial reporting, audits and financial statements of the company, its disclosure controls and procedures, and its cybersecurity efforts. The Report of the Audit Committee begins on Page 78.

All of the members of the audit committee are believed to meet the Nasdaq criteria for independence and audit committee membership and the independence criteria of Section 10A-3 of the Exchange Act. Further, Mr. Aaron, Ms. Benacci, Mr. Osborn and Ms. Schar qualify as financial experts according to the SEC definition and meet the standards established by Nasdaq for financial expertise. In addition, Mr. Aaron, Ms. Benacci and Ms. Clement-Holmes are certified in Cybersecurity Oversight by Carnegie Mellon University's Software Engineering Institute.

Compensation Committee - The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors, its executive officers and its internal audit officer. The committee also administers the company’s stock compensation and annual incentive compensation plans. The Report of the Compensation Committee begins on Page 38.

All of the members of the compensation committee are believed to meet the Nasdaq criteria for independence and qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act. They also are believed to meet the definition of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (Section 162(m)).

Executive Committee - The executive committee exercises the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. Independence requirements do not apply to the executive committee.

Investment Committee - The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. Independence requirements do not apply to the investment committee.

Nominating Committee - The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees the corporate governance and compliance policies of the company. Information about the director nomination process begins on Page 27.

All of the members of the nominating committee are believed to meet the Nasdaq criteria for independence.

Compensation of Non-Employee Directors
In 2023, non-employee directors were compensated for their board service as follows:

Annual Cash Retainer	$40,000
Annual Stock Retainer	$40,000
Chairman Annual Cash Retainer*	$50,000
Lead Director Annual Cash Retainer	$25,000
Independent Committee Chair Cash Retainer	$10,000
Meeting Fees - Cash	$4,500 per board meeting $1,500 per committee meeting (except investment committee) $6,000 per investment committee meeting $7,500 maximum per day $60,000 minimum per calendar year
Meeting Fees - Stock	Matches cash meeting fees up to maximum of $60,000 per year
*When the chairman is not an executive of the company.

The compensation committee grants the stock awards for each director’s prior year’s board service at its first scheduled meeting each calendar year. See Stock-Based Award Grant Practices, Page 53. Amounts shown in the Stock Awards column of the 2023 Director Compensation table reflect grants awarded under the Cincinnati Financial Corporation Non-Employee Directors' Stock Plan of 2018 (Directors' Stock Plan of 2018) at the committee’s meeting on January 25, 2024, for board service in 2023.

In order to attract and retain skilled and effective directors, the compensation committee periodically reviews the level of compensation paid to our non-employee directors. It conducted such a review in 2023, which included a study of the elements of compensation, such as cash and stock-based compensation in the form of meeting fees and retainers for all non-employee directors and retainers for the independent lead director and chairs of the board's independent committees. The compensation committee also considers the market capitalization and the level and elements of director compensation paid by companies in our peer group. The 2023 review revealed that the average of the compensation paid to our non-employee directors is significantly below that paid by companies in our peer group of similar size. In early 2024, the compensation committee adjusted the cash and stock retainers paid to our non-employee directors to $75,000 and adjusted cash retainers paid to the lead independent director and the chairs of the independent committees to $50,000 and $25,000, respectively, with the intent of raising the average level of compensation paid to our non-employee directors to be within a reasonable range of the compensation paid by companies in our peer group of similar size. These adjustments to director compensation are effective beginning in 2024.

The company also provides outside directors with life insurance, personal umbrella liability insurance and spouse travel and meals for certain business events. See Perquisites and Other Personal Benefits, Page 54, for details about these benefits. Amounts contained in the All Other Compensation column of the 2023 Director Compensation table reflect the aggregate cost of these individual benefits.

Other than providing outside directors with the opportunity to defer compensation under the Cincinnati Financial Corporation Nonemployee Director Deferred Compensation Plan, the company does not provide outside directors with retirement benefits, benefits under health and welfare plans or compensation in any form not described above, nor does it have any agreement with any director to make charitable donations in the director’s name.

2023 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Thomas J. Aaron	100,000	100,057	16,800	216,857
Nancy C. Benacci	106,000	100,057	1,810	207,867
Linda Clement-Holmes	100,000	100,057	24,564	224,621
Dirk J. Debbink	144,000	100,057	19,436	263,493
Jill P. Meyer	100,000	100,057	23,910	223,967
David P. Osborn	114,500	100,057	20,043	234,600
Gretchen W. Schar	110,000	100,057	20,259	230,316
Charles O. Schiff	100,000	100,057	2,357	202,414
Douglas S. Skidmore	100,000	100,057	2,923	202,980
John F. Steele, Jr.	100,000	100,057	2,660	202,717
Larry R. Webb	103,000	100,057	32,646	235,703

(1)    Mr. Johnston is chairman of the board and CEO of the company and Mr. Spray is the president of the company. Compensation for Messrs. Johnston and Spray are shown in the Summary Compensation Table and supporting disclosure beginning on Page 60. Messrs. Johnston and Spray receive no additional compensation for service as a director. Messrs. Spray and Wu were not directors of the company in 2023.
(2)    Stock awards for non-employee directors under the Directors' Stock Plan of 2018 were valued at fair market value determined by the average of the high and low sales price on Nasdaq on January 25, 2024, the date of grant, times the number of shares awarded. The per share fair market value on January 25, 2024, was $112.55. The number of shares underlying the stock awards reported in this column was 889 for each non-employee director.
(3)    For Messrs. Schiff, Skidmore and Steele and Ms. Benacci, includes premiums paid for personal umbrella liability insurance and life insurance for the benefit of the director and perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 54.
For Mr. Aaron, includes perquisites in the aggregate amount of $16,682, which includes the incremental additional cost of $14,435 for travel and meals for business events to which spouses or guests are invited; $2,247 for premiums paid for a personal umbrella liability policy; and premiums paid for life insurance for the benefit of the director.
For Ms. Clement-Holmes, includes perquisites in the aggregate amount of $24,446, which includes the incremental additional cost of $21,702 for travel and meals for business events to which spouses or guests are invited; $2,744 for premiums paid for a personal umbrella liability policy; and premiums paid for life insurance for the benefit of a director.
For Mr. Debbink, includes perquisites in the aggregate amount of $19,318, which includes the incremental additional cost of $16,339 for travel and meals for business events to which spouses or guests are invited; $2,979 for premiums paid for a personal umbrella liability policy; and premiums paid for life insurance for the benefit of the director.
For Ms. Meyer, includes perquisites in the aggregate amount of $23,792, which includes the incremental additional cost of $21,867 for travel and meals for business events to which spouses or guests are invited and premiums paid for a personal umbrella liability policy and premiums paid for life insurance for the benefit of the director.
For Mr. Osborn, includes perquisites in the aggregate amount of $19,925, which includes the incremental additional cost of $17,404 for travel and meals for business events to which spouses or guests are invited; $2,521 for premiums paid for a personal umbrella liability policy; and premiums paid for life insurance for the benefit of the director.
For Ms. Schar, includes perquisites in the aggregate amount of $20,141, which includes the incremental additional cost of $18,360 for travel and meals for business events to which spouses or guests are invited; and premiums paid for a personal umbrella liability policy and for life insurance for the benefit of the director.
For Mr. Webb, includes perquisites in the aggregate amount of $32,528, which includes the incremental additional cost of $19,058 for travel and meals for business events to which spouses or guests are invited; and for premiums paid for a personal umbrella liability policy and premiums paid for life insurance for the benefit of the director.

Governance of Your Company

Governance Policies and Practices
Our primary governance policies and practices are set forth in our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Conduct which is applicable to all associates of the company. The nominating committee reviews these documents annually and, when appropriate, recommends changes for the board’s consideration and approval. These guidelines and codes are available on cinfin.com/investors.

Certain of the board’s governance policies and practices are summarized below:

Code of Conduct - Our Code of Conduct applies to the company and its U.S. subsidiaries and all of their associates, including officers and directors. It establishes ethical standards for a variety of topics, including complying with laws and regulations, observing blackout periods for trading in the company’s securities, accepting and giving gifts, handling conflicts of interest, handling the company’s confidential information and personal data of consumers, and reporting illegal or unethical behavior.

Governance Hotline - Our audit committee oversees a governance hotline for the reporting of concerns about the company’s auditing, accounting and financial reporting activities. Callers can remain anonymous or identify themselves. The hotline is maintained by a third-party vendor. Reports of all calls are provided to the audit committee.

Board Leadership and Executive Sessions - The chairman of the board presides at all meetings of the board of directors. The chairman is appointed on an annual basis by at least a majority vote of the other directors. In 2024, the board of directors announced that the offices of chairman of the board and CEO would be split following the 2024 annual shareholders meeting in connection with the announced CEO transition. The company has no fixed policy with respect to the separation of the offices of the chairman of the board and CEO. The board believes that the separation or combination of the offices of the chairman of the board and CEO is part of the succession planning process and that it is in the best interests of the company to make this determination from time to time. Indeed, throughout the company's history, the board has chosen at times to combine or separate these roles based on the facts and circumstances then existing.

When the chairman of the board is not an independent director, the board appoints a lead independent director. The company’s Corporate Governance Guidelines describe the authority and duties of the lead director. These include chairing the executive sessions of board meetings without management present, facilitating the communication between the independent directors and management on matters of interest and participating in the preparation of meeting agendas and materials sent to directors. The independent directors meet in executive session, without management present, at every regularly scheduled meeting of the board of directors.

Stock Ownership Guidelines - Our directors and officers are subject to stock ownership guidelines that set targets for levels of ownership at a multiple of the officer’s salary or director’s meeting fees. As of December 31, 2023, all of our directors and executive officers were in compliance with the guidelines. Director and Officer Ownership Guidelines are available on cinfin.com/investors.

Board's Role in Risk Oversight - The board believes that oversight of our risk management efforts is the responsibility of the entire board. It views enterprise risk management as an integral part of our strategic planning process. Each quarter the board receives a comprehensive report from the chief risk officer on the status of risk metrics relative to identified and board-approved tolerances and limits, risk assessments and risk plans, including risks related to climate and weather-related catastrophe events. The chief risk officer has direct access to all members of the board of directors and presents in person at board meetings twice each year. More information about how we manage risk, including risks related to climate and weather-related catastrophes, can be found in our 2023 Annual Report on Form 10-K and in our Task Force on Climate-Related Financial Disclosures Report and our Environmental Social and Governance (ESG) Report, which are available on cinfin.com/investors.

Additionally, the board delegates oversight responsibility for particular areas of risk to its committees. For example, our audit committee oversees management of risks related to accounting, auditing and financial reporting, maintaining effective internal controls for financial reporting and cybersecurity. Our nominating committee oversees risk associated with our corporate governance and legal, regulatory and other nonfinancial compliance activities. Our compensation committee oversees the risks related to our executive compensation plans and arrangements. Our investment committee oversees the risks related to managing our investment portfolio. All of these risks are discussed with the entire board in the ordinary course of the chairperson’s report of committee activities at regular board meetings.

Board Evaluations - The board annually conducts a self-evaluation. Led by the lead independent director, feedback from individual directors is reviewed and discussed first by the nominating committee and then with the entire board. These discussions include specific governance topics such as director tenure, board refreshment and composition as well as the diversity of experience, skills, competencies and other qualities of current directors and future director candidates. The board intends for this annual process to help inform its decisions about how to best structure and govern itself in the short- and long-term, enabling it to provide effective oversight of the company for the benefit of shareholders.

Director Independence - Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner (other than a limited partner), controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment.

Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of Nasdaq. The board has determined that these directors and nominees meet the applicable criteria for independence as of January 26, 2024: Thomas J. Aaron, Nancy C. Benacci, Linda W. Clement-Holmes, Dirk J. Debbink, Jill P. Meyer, David P. Osborn, Gretchen W. Schar, Douglas S. Skidmore, John F. Steele, Jr. and Cheng-sheng Peter Wu. A majority, 10 of our current 14 directors, are believed to meet the applicable criteria for independence under Nasdaq listing standards.

Board Structure and Tenure - The board seeks to balance its independence, size and tenure. Generally, the board seeks to achieve a board comprised of 75% independent directors. The insurance business is complex, requiring new directors to develop a deep understanding of both our insurance operations and investment activities. Once this knowledge is acquired, the board expects that these directors will continue their board service for a significant period. As a consequence, the board expects the average tenure of its independent directors to be elevated. Following the 2024 Annual Shareholder Meeting, the board expects its 14-member board to include 10 independent directors (71.4%), of which six will have tenure of five years or less.

Director Nomination Considerations and Process - The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee does not have a diversity policy; however, the committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the board’s overall effectiveness in meeting its mission. As set forth in the company's Corporate Governance Guidelines, the committee is charged with identifying nominees from a diverse pool of candidates with certain characteristics:
•Demonstrated character and integrity
•An ability to work with others
•Sufficient time to devote to the affairs of the company
•Specific skills and experiences that enhance the board's diversity and acumen
•Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy
The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, technology, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or renomination, including service on other public company boards. When a director is considering service on another public company's board, that director notifies the chairman of the board and the chairman of the nominating committee. Each year, when considering a director for renomination for election to the board, the nominating committee considers a director's service on other public company boards, weighing the potential benefit to our company against any potential negative impact of such service.

In particular, the nominating committee seeks to support our unique, agent-centered business model. The committee believes that the board should include a variety of individuals and should include independent insurance agents who bring a special knowledge of policyholders and agents in the communities where we do business.

Potential director candidates generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs an initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the criteria set forth in the company’s Corporate Governance Guidelines and the skills and competencies that may be identified by the committee or the board as desirable in future director candidates. As it believes is appropriate, the committee may discuss the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, business acumen, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input. Finally, the committee develops a list of potential director candidates who exhibit the characteristics desired of directors who satisfy the needs of the board. The committee continuously curates the list of potential director candidates and is committed to ensuring that it includes diverse candidates.

The nominating committee will consider candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may provide information about such a candidate in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, and emphasizing the characteristics set forth in our Corporate Governance Guidelines available on cinfin.com/investors. Any such referral should contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, technology, leadership and the board’s independence requirements.

Since the 2023 Annual Meeting of Shareholders, no fees were paid to any third party to identify, evaluate or assist in identifying and evaluating potential nominees.

Communicating with the Board - Shareholders may direct a communication to board members by sending it to the attention of the corporate secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the corporate secretary will be forwarded to directors. The board welcomes shareholder communication and has instructed the corporate secretary to use reasonable criteria to determine whether correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.

In some circumstances, the board anticipates that management would provide the board or board members with summary information regarding correspondence.

Certain Relationships and Transactions
The audit committee follows a written policy for review and approval of transactions involving the company and related persons, defined as directors and executive officers or their immediate family members, or shareholders owning 5% or more of our outstanding common shares. The policy covers any related-party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules, generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

As it examines individual transactions for approval, the committee considers:
•Whether the transaction creates a conflict of interest or would violate the company’s Code of Conduct
•Whether the transaction would impair the independence of a director
•Whether the transaction would be fair
•Any other factor the committee deems appropriate

Consideration of transactions with related parties is a regular item on the audit committee’s agenda. Most of the transactions fall into the categories of standard agency contracts with directors who are principals of independent insurance agencies that sell our insurance products; directors or executive officers who purchase our insurance products on the same terms as such products are offered to the public; and employment of family members of directors or executive officers in non-executive officer roles in accordance with employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions. Because the committee does not believe these classes of transactions create conflicts of interest or otherwise violate our Code of Conduct, the committee deems such transactions preapproved.

The following transactions in 2023 with related persons were determined to pose no actual conflict of interest and were approved by the committee pursuant to its policy:
Charles O. Schiff is a director of Cincinnati Financial Corporation who purchased personal property casualty and life insurance policies from our insurance subsidiaries for premiums totaling $33,978. Mr. Schiff is also the executive vice president, secretary and treasurer of John J. & Thomas R. Schiff & Co. Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. Our subsidiaries paid John J. & Thomas R. Schiff & Co. Inc. fees and commissions of $7,603,856. The company purchased various insurance policies through John J. & Thomas R. Schiff & Co. Inc. for premiums totaling $1,580,555. John J. & Thomas R. Schiff & Co. Inc. paid rent to the company in the amount of $184,611 for office space located in the headquarters building and purchased property casualty insurance policies from our insurance subsidiaries for premiums totaling $144,789.

Dirk J. Debbink is a director of Cincinnati Financial Corporation who purchased personal property casualty and life insurance policies from our insurance subsidiaries for premiums totaling $21,977. Mr. Debbink is also principal owner and chairman of MSI General Corporation and is a control person for several development limited liability companies. On an aggregated basis Mr. Debbink and his companies purchased commercial property casualty insurance policies from our insurance subsidiaries for premiums totaling $237,261.

Douglas S. Skidmore is a director of Cincinnati Financial Corporation who purchased personal property casualty and life insurance policies from our insurance subsidiaries for premiums totaling $27,408. Mr. Skidmore is also principal owner, director and CEO of Skidmore Sales & Distributing Company Inc., which purchased property casualty insurance policies from our insurance subsidiaries for premiums totaling $1,371,974.

John F. Steele, Jr. is a director of Cincinnati Financial Corporation who purchased personal property casualty and life insurance policies from our insurance subsidiaries for premiums totaling $23,205. Mr. Steele is also chairman and CEO of Hilltop Basic Resources Inc., which purchased property casualty insurance policies from our insurance subsidiaries for premiums totaling $1,123,044.

Larry R. Webb is a director of Cincinnati Financial Corporation who purchased personal property casualty and life insurance policies from our insurance subsidiaries for premiums totaling $59,563. During 2023, Mr. Webb was the principal owner of Webb Insurance Agency Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid Webb Insurance Agency Inc. commissions of $1,385,737 as compensation for selling the company’s insurance products to the agency’s clients. This insurance agency does not advise the company on our insurance needs or sell insurance products or services to the company.

In 2023, we also employed immediate family members of five executive officers, including our chief executive officer. Each of these nonofficer associates has been employed by the company from 8 to 46 years. Compensation earned by each associate, consisting of salary, incentive bonus, stock-based compensation and perquisites ranges from $127,208 to $173,439 and was established by the company in accordance with our employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions.

Compensation of Named Executive Officers

Proposal 2 - Say-on-Pay: Advisory Vote on Compensation of Named Executive Officers
We conduct a say-on-pay vote each year at the annual shareholder meeting. This say-on-pay vote is required by Section 14A of the Exchange Act and the related rules of the SEC. Although the say-on-pay vote is nonbinding, the compensation committee considers the voting results as part of its annual evaluation of our executive compensation program. The annual frequency was selected by more than 98% of our shareholders who voted on the proposal at our 2023 Annual Meeting of Shareholders.

As discussed in our Compensation Discussion and Analysis beginning on Page 38, the objective of our compensation program is to attract, motivate, reward, develop and retain the executive talent required for our long-term success. To achieve this objective, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, we are guided by the following principles:
•A meaningful portion of each officer's compensation should be tied to awards that require achievement of the primary financial objectives by which we measure the company's performance;
•Compensation should include components consisting of both short-term and long-term incentive-based pay to drive performance; and
•Compensation should include an opportunity for, and a requirement of equity ownership to align the interests of executives and shareholders.

Please read the Compensation Discussion and Analysis section for more detailed information about our executive compensation program and decisions to inform your vote on the following say-on-pay proposal:
“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

Vote Required
The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting that are entitled to vote on this proposal is required for approval. Votes to abstain have the same effect as votes against the proposal. Broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

Proposal 3 - Approval of Cincinnati Financial Corporation 2024 Stock Compensation Plan
Purpose
The board of directors of the company has approved and recommends shareholder approval of the proposal to adopt the Cincinnati Financial Corporation 2024 Stock Compensation Plan (2024 Plan). The 2024 Plan would be in addition to the company’s 2016 Stock Compensation Plan (2016 Plan), approved by shareholders in 2016. The purposes of the 2024 Plan are:

•To continue the Compensation Committee's flexibility to provide a mix of stock-based associate incentive compensation vehicles with different tax treatments.
•To continue the Compensation Committee's ability to provide performance-based awards. The 2024 Plan provides the Compensation Committee with flexibility to link various stock-based awards for certain executive officers and potentially others to predetermined performance goals, including the profitability of the company's businesses and increases in shareholder value.
•To help attract and retain quality associates with a strong sense of ownership in the company's performance. The 2024 Plan encourages associates to retain shares of common stock earned through these incentives by potentially lowering their cash outlay to pay taxes, reducing the need for associates to sell shares to pay applicable income taxes for some types of awards.

The total number of shares to be available under the 2024 Plan is 9 million shares of the company’s $2.00 par value common stock. Approximately 3.5 million of the originally authorized 10 million shares under the 2016 Plan remain available to grant to associates. The 2016 Plan is set to expire on April 29, 2026; however, any awards granted prior to that date may extend beyond it.

The board of directors wishes to continue extending equity ownership beyond the company’s executives to all levels of associates, potentially including hourly associates. To best serve shareholders for the long term, the board wants to align the interests of associates with the interests of shareholders.

Historically, stock-based awards have translated into ownership as most associates generally hold their shares, funding the option purchases without cashing in a portion of the grant. The company’s associates have a direct stake in building future success for your company. Although the company does not have access to information about broker accounts, we estimate that approximately 80% of our associates hold shares of Cincinnati Financial Corporation.

The board of directors believes that the 2024 Plan promotes the interests of stockholders and is consistent with principles of good corporate governance, including:

•Independent Committee. The 2024 Plan is administered by the Compensation Committee, which is composed entirely of independent directors who meet NASDAQ standards for independence and are “non-employee directors” under Rule 16b-3(b)(3) of Section 16 (“Section 16”) of the Exchange Act.
•No Discounted Stock Options or Stock Appreciation Rights (SARs). All stock option and SAR awards under the 2024 Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant. The company does not grant dividend equivalents on stock options or SARs.
•No Repricing. Other than in connection with a corporate transaction affecting the company, the 2024 Plan prohibits any repricing of options or SARs.
•No “Evergreen” Share Reserve. The 2024 Plan has a maximum aggregate number of shares of common stock that may be issued under the 2024 Plan and does not include any “evergreen”

provisions. Accordingly, stockholders have approval rights for any proposed increase in the maximum number of shares that may be issued under the 2024 Plan.
•No Dividends Paid on Unvested Awards. For any restricted stock providing for the right to receive dividends or distributions, if dividends or distributions are declared during a restriction period, all such dividends or distributions would only become payable after the restriction period and would be subject to the same restrictions on transferability and forfeitability as the restricted stock with respect to which they were paid, and if such shares of restricted stock are forfeited, such dividends or other distributions shall also be forfeited. No dividends or dividend equivalents will be paid with respect to options or SARs.
•No “Liberal” Change in Control Definition; No Single-Trigger Vesting upon a Change in Control. The Change in Control definition in the 2024 Plan is not “liberal” and, for example, would not occur merely upon stockholder approval of a transaction. A change in control must actually occur and the participant’s employment with the company must be terminated by action of the employing entity within 12 months after the effective date of a Change in Control in order for the Change in Control provisions in the 2024 Plan to be triggered. The 2024 Plan does not provide for the automatic acceleration of equity awards in connection with a change in control (other than in a situation where a successor corporation refuses to assume or provide an equivalent substitute award). Instead, the 2024 Plan provides the Compensation Committee with the discretion to determine the treatment of outstanding Awards in connection with a change of control or in award agreements.
•Clawback Provisions. The 2024 Plan provides for the recovery, recoupment, clawback or forfeiture of compensation under specified circumstances.

2024 Plan Description
The 2024 Plan provides for grants of various types of stock-based awards to associates of the company and its subsidiaries who are selected by the compensation committee of the board of directors. Awards in any form other than stock options and SARS would be counted against the 9 million share limit as three shares for every one share granted. The 2024 Plan is presented in Appendix B, beginning on Page 91.

The awards to be made in the future to participants will be decided at that time and cannot be determined at this time. The actual awards depend on a number of factors, including the company’s performance, an individual’s potential contribution to the business, compensation practices at the time, retention considerations and the company’s stock price.

Eligibility. All associates of the company and its subsidiaries and affiliates are eligible to receive awards under the 2024 Plan. Approximately 5,500 associates currently would be eligible under the 2024 Plan.

Plan Administration. The 2024 Plan is an unfunded plan and will be administered by the compensation committee, which must include at least two directors who are “non-employee directors” within the meaning of SEC Rule 16b-3 and who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Performance Goals. The performance goals for performance awards of stock-based incentive compensation under the 2024 Plan (whether such awards take the form of stock, stock units, or equivalents or cash) made (or paid) to any eligible associate would consist of objective tests derived from one or more of the following: earnings per share, total shareholder return, operating income, net income, adjusted net earnings, cash flow, return on equity, return on capital, the combined ratio, premium growth, investment performance and/or value creation ratio. The specific performance goal and applicable performance targets and payout opportunities are set forth in each grant agreement, along with other terms and conditions. The compensation committee sets the performance targets within the first 90 days of the calendar year to which the goals apply. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance goals may reflect absolute company performance or a relative comparison of company performance to the performance of a peer group or other external measure of the selected performance goals.

Types of Awards. The 2024 Plan provides for stock incentives of several types, including stock options, SARs, restricted stock, restricted stock units and other stock-based awards. Awards of all types may be made subject to performance goals established by the compensation committee.

Stock options granted under the 2024 Plan may either be incentive stock options qualifying under Section 422 of the Internal Revenue Code or nonqualified options, both exercisable for the company’s $2.00 par value common stock. At the time of grant, the compensation committee determines the exercise price for options granted under the 2024 Plan, which may not be less than fair market value of the company’s common stock on that date. As of February 29, 2024, the Nasdaq Global Select Market’s closing price for the company’s stock was $114.00.

The compensation committee also determines the term of each option, which may not exceed 10 years from the date of grant. Options become exercisable in accordance with a vesting schedule established by the compensation committee at the time of grant. Depending on the type of option, the compensation committee may permit an option to be exercised by the participant either for a cash payment or the delivery of shares of the company’s common stock held by the participant, potentially including shares acquired upon exercise of the option.

As under the company’s prior stock plans, the aggregate fair market value cannot exceed $100,000, determined at the time of grant, for the shares of common stock an associate may acquire through incentive stock options that become exercisable for the first time during any calendar year. Additionally, the compensation committee may not grant (i) an amount of stock options to any one plan participant during any single calendar year that may be converted into more than 100,000 shares of common stock; (ii) restricted stock and restricted stock units to any one plan participant in any single calendar year in a total amount exceeding 100,000 shares of common stock; and (iii) SARs and/or Other Stock-Based Awards to any one plan participant in any single calendar year in a total amount exceeding 100,000 shares of common stock. At its sole discretion, the compensation committee may provide, at the time of grant, that the shares to be issued upon an option’s exercise be in the form of restricted stock or other similar securities, or the compensation committee may reserve the right to so provide after the time of grant.

In general, if a plan participant’s employment is terminated, other than for death, disability, retirement or specified actions initiated by the company, all of the participant’s remaining options are forfeited.

Shares of restricted common stock also may be awarded. The restricted stock vests and becomes transferable upon the satisfaction of conditions set forth in the restricted stock award agreement. Restricted stock awards may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified in the restricted stock award agreement, the holder of a restricted stock award has all the rights of a holder of common stock, including the right to receive dividends on the restricted shares.

Restricted stock units representing the right to receive common stock, cash, or both (as the compensation committee determines) also may be awarded. Restricted stock units vest upon the satisfaction of conditions specified in the award agreements. Restricted stock units may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified, the holder of a restricted stock unit or award has none of the rights of a holder of common stock unless and until shares of common stock are actually delivered in satisfaction of such units.

Stock appreciation rights (SARs) may be granted either singly or in combination with underlying stock options. SARs entitle the holder upon exercise to receive an amount in any combination of cash or shares of common stock (as the compensation committee determines) equal in value to the excess of the fair market value of the shares covered by such right over the grant price. The grant price for SARs may not be less than the fair market value of the common stock on the date of grant.

The 2024 Plan also provides for other potential awards that may be denominated in, valued by reference to, or otherwise based on or related to, common stock. The compensation committee specifies the terms of grant, purchase, exercise, exchange or conversion of other stock-based awards. These awards may include, for example, performance shares that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of common stock or the cash equivalent thereof. Where the value of such stock-based award is based on the difference between the fair market value of the shares covered by such award and the exercise price, the grant price for such award may not be less than the fair market value on the date of grant.

Performance-based awards may be issued to participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the plan. The compensation committee determines the performance goals and associated performance targets to be achieved during any performance period under the 2024 Plan and the length of the performance period. Performance awards are generally paid only after the end of the relevant performance period. Performance awards may be paid in cash, shares of common stock, other property or any combination thereof, as the compensation committee determines, in its sole discretion, at the time of payment. Performance awards may be paid in a lump sum or in installments following the close of the performance period.

Acceleration of Awards Provisions. In the event an associate’s employment is terminated within 12 months after the effective date of and due to a change in control as defined in the 2024 Plan, all stock options and SARs held by the associate as of the date of termination would become fully vested and immediately exercisable; the restrictions applicable to outstanding restricted stock, restricted stock units, and other stock-based awards would lapse; and the awards would become free of all restrictions and fully vested.

Amendment and Termination. The board of directors can amend the 2024 Plan to meet changes in law or regulations or for any other purpose that at the time may be permitted by law, except that the total number of shares to be issued through the plan may not increase and the board may not decrease the participant’s exercise price of stock options, SARs or other stock-based awards to an amount less than the fair market value on the date of the grant. Additionally, the compensation committee may not cancel any issued stock option, SAR or other stock-based award and replace it with a lower grant price, cash or other award, without shareholder approval.

Proceeds. The proceeds from the sale to participants of common stock upon the exercise of any and all stock options and any other stock-based compensation issued under the 2024 Plan constitute general funds of the company and may be used by it for any purpose.

Clawback and Forfeiture. Any awards granted under the 2024 Plan will be subject to reduction, cancellation, forfeiture or recoupment to the extent required by applicable laws, regulations, stock exchange rules, the Company’s Policy For The Recovery Of Erroneously Awarded Compensation, or to the extent otherwise provided in an award agreement at the time of grant.

Accounting and Federal Income Tax
The board of directors recognizes that shareholders are interested in the impact of stock option expense on net income. Since 1996, following Financial Accounting Standards Board (FASB) accounting standards, the company has clearly disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements and fully complied with amended requirements for disclosures in quarterly financial statements. The company has adopted FASB Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation, which calls for stock option expense to be included as a component of net income.

Corporate Federal Income Tax. To the extent that a participant recognizes ordinary income in the circumstances described below, the company is entitled to a corresponding deduction provided that, among other things: (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation under Section 162(m) of the Internal Revenue Code on compensation paid to specified executive officers and (ii) any applicable reporting obligations are satisfied. Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a publicly held corporation (covered employees) to $1 million per fiscal year.

Participant Federal Income Tax. In general, an optionee recognizes no income at the time a nonqualified option is granted. At the time of exercise of a nonqualified option, the optionee recognizes ordinary income for the difference between the purchase price paid for the shares and the fair market value of the nonrestricted shares on the date of exercise; and at the time of sale of shares acquired through the exercise of a nonqualified option, any appreciation (or depreciation) in the value of the shares after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the participant has held the shares.

An optionee generally recognizes no income upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the optionee’s alternative minimum tax, if any, the difference between the fair market value of the shares at exercise and the purchase price constitutes an item of adjustment. If the optionee makes no disqualifying disposition, shares acquired through exercise of an incentive option within two years after the grant date or within one year after the transfer of the shares to the optionee, then any proceeds from selling the shares in excess of the purchase price are taxed to the optionee as long-term capital gain and any loss sustained is a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the holding period described above, the optionee generally recognizes ordinary income in the year of disposition in an amount equal to any excess of the fair market value over the purchase price at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange). Any further gain or loss realized by the optionee generally is taxed as short-term or long-term gain or loss, depending on the holding period.

A participant recognizes no income in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally is required to include as taxable ordinary income in the year of exercise the total amount of any cash plus the fair market value of any nonrestricted shares received pursuant to the exercise.

A recipient of a restricted common stock award generally is subject to tax at ordinary income rates on the fair market value of the restricted shares reduced by any amount the recipient pays for the shares, at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of receipt of the shares has taxable ordinary income on the date of receipt equal to the excess of the fair market value of the shares

(determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally are treated as taxable ordinary income to the recipient.

Generally, a participant recognizes no income in connection with the grant of a restricted stock unit or any performance-based award. Subject to the specific terms of the award, when the award is paid to the participant, the participant normally is required to include as taxable ordinary income in the year of payment the total amount of any cash plus the fair market value of any nonrestricted shares of common stock, actually or constructively received.

Summary
By adding the proposed 2024 Plan to the shares remaining in the current 2016 Plan, your company can continue offering a mix of stock-based incentives. The 2024 Plan would continue to accommodate performance-based awards and encourage associates to be vested owners whose interests are aligned with those of other shareholders.

Vote Required
The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting that are entitled to vote on this proposal is required to approve this proposal. Votes to abstain have the same effect as a vote against the proposal. Broker non-votes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR the proposal to adopt the Cincinnati Financial Corporation 2024 Stock Compensation Plan.

Report of the Compensation Committee
The compensation committee (Committee) reviewed and discussed the Compensation Discussion and Analysis with management. Based on those reviews and discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2024 proxy statement.

Submitted by the Committee:

Thomas J. Aaron, Linda W. Clement-Holmes,
David P. Osborn (Chair) and Gretchen W. Schar

Compensation Committee Interlocks and Insider Participation
Thomas J. Aaron, Linda W. Clement-Holmes, David P. Osborn and Gretchen W. Schar served on the Committee for all or part of 2023. During 2023, none of the Committee members were officers, employees or former officers of Cincinnati Financial Corporation, and no member of the Committee was a party to any related person transaction involving Cincinnati Financial Corporation required to be disclosed under Item 404 of Regulation S-K. During 2023, none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of Cincinnati Financial's board of directors or Committee.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (NEOs) for 2023, who were:

Name	Title
Steven J. Johnston	Chairman and CEO
Michael J. Sewell	Chief Financial Officer and Executive Vice President
Stephen M. Spray	President
John S. Kellington	Chief Information Officer and Executive Vice President
Teresa C. Cracas	Chief Risk Officer and Executive Vice President

Executive Summary
Overview
Cincinnati Financial Corporation is one of the 25 largest property casualty insurers in the nation, based on net written premium volume from our U.S. insurance subsidiaries. The U.S. property casualty insurance industry is a highly competitive marketplace with more than 2,000 stock and mutual companies operating independently or in groups. We compete with these companies, which offer standard market property casualty and/or excess and surplus lines and life insurance products as we do, seeking to increase our share of these multibillion-dollar markets. Critical to our long-term success are highly experienced, dedicated and capable executives who can manage our business day to day and who possess the vision to plan for and adjust to changes in the market. The objective of our executive compensation program is to attract, motivate, reward, develop and retain the executive talent required for our long-term success. We also must nurture the capabilities of our emerging leaders to ensure that we have an appropriate depth of executive talent. We believe that as an associate’s level of responsibility increases, so should the proportion of performance-based compensation. As a result, our executive compensation program aims to tie a meaningful level of each officer’s compensation to awards that require achievement of the primary financial objectives by which we measure the company’s performance, creating a firm link between pay and performance.

2023 Business and Financial Highlights
In 2023, your company continued its focus on helping the independent agents who represent us to grow profitably, even as it continued to meet the challenges presented by continued elevated levels of inflation, disruption in the insurance market, large weather catastrophe events and volatile equity markets that affected the overall economy and the insurance industry. Your company delivered financial and operating results that benefited shareholders with a three-year total shareholder return of 27.7% and a 8.7% increase in regular cash dividends declared. This performance generated payouts of annual incentive cash compensation at the target level, but failed to earn payouts of performance-based restricted stock units for our named executive officers. Highlights of your company's performance in 2023 included:
•A 10% increase in consolidated property casualty net written premiums to over $8.0 billion in 2023. The increase in premiums includes contributions from our growth initiatives, higher average price increases for most lines of business, and a higher level of insured exposures.
•A property casualty pre-tax underwriting profit of $401 million, and a combined ratio of 94.9% for 2023, marking 12 consecutive years of underwriting profit. In 2023, our efforts to deepen our relationships with our independent insurance agent partners and further segment our renewal and new business opportunities with better pricing precision and risk-selection decisions continued to benefit core underwriting performance, before considering losses from weather catastrophe events.
•A record-level of consolidated property casualty new business written premiums at $1.177 billion, up 14% and surpassing the $1 billion mark for the second consecutive year.
•A 15% increase to $75 million of net income produced by our life insurance subsidiary, primarily from more favorable mortality experience, higher investment income and higher fee revenues.
•An 11% increase in consolidated cash and invested assets to $26.264 billion.
•A 14% increase in pretax investment income to a record $894 million, net of expenses, reflecting a 3% increase in dividends and 18% growth in interest income.
•A value creation ratio (VCR) of 19.5% for 2023, above our announced goal of producing an annual average VCR of 10% to 13%.
We consider VCR to be our primary performance metric for two reasons. First, we believe this measure captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. Second, as demonstrated in the chart below, the VCR has historically been directly correlated to the returns experienced by our shareholders for their investment in our common stock over the long term.

Start with $1 Invested in 1988...
We believe that when we operate our business to achieve a VCR consistently within our targeted range, we create value for shareholders over time, by book value appreciation and by dividends paid to shareholders that have increased for 63 consecutive years. Through cash dividends paid and share repurchases, we returned $521 million to shareholders in 2023, and $1.893 billion during the three years ended December 31, 2023.

Relationship Between Company Performance and Chief Executive Officer Compensation
Generally, the Committee expects that when the company’s performance adds or preserves more value for shareholders than its peers, that compensation for the NEOs, including the CEO, should be higher than when the company’s performance lags its peers. Accordingly, the primary performance metrics for both annual and long-term performance-based compensation are calibrated to the company’s performance compared with the companies in the peer group. At the same time, the Committee expects compensation to directionally correlate with the company’s actual performance for these metrics, particularly when considered over the long term. The following graph illustrates the directional relationships between company performance, based on the two primary performance metrics used in our performance-based awards, and the compensation of our CEO for each of the past three years ending with 2023.

CEO Pay for Performance
(Dollars in millions)

CEO Pay for Performance	2021	2022	2023
SCT Total Compensation	$6,490,767	$7,596,511	$8,381,511
Realized Total Compensation(1)	$8,100,187	$5,673,581	$4,594,475
1-Year VCR	25.7%	(14.6)%	19.5%
3-Year TSR(2)	58.8%	5.3%	27.7%

(1)Realized total compensation is the sum of salary and annual incentive cash compensation reported in the Summary Compensation Table (SCT) for the year plus the value realized from the exercise of stock options and vesting of time-vesting or performance-based restricted stock units, if any, reported in the Option Exercises and Stock Vested table for the year.
(2)Three-year TSR is total shareholder return for the three-year performance period ending December 31 of a given year, as calculated by and displayed on Bloomberg Finance L.P.

Over the last three years, compensation for our CEO varied in line with overall company performance, even as the Committee adjusted base annual salary and targets for performance-based compensation for performance periods beginning in 2022. Payouts of annual incentive and long-term performance-based awards throughout the period also directionally align with company performance.

	Annual Incentive Compensation (VCR)				Long-Term Performance-Equity Compensation (3-Year Total Shareholder Return)
	Baseline Award Placement Relative VCR	Adjustments for Growth and Profitability	Final Relative Award Placement*	Performance Level Earned	Performance Relative to Peer Companies	Performance Level Earned
2023	> 4 Peers	+2	> 6 Peers	Target	> 2 Peers	None
2022	> 5 Peers	None	> 5 Peers	Target	> 1 Peer	None
2021	> 8 Peers	+4	> 9 Peers	Maximum	> 6 Peers	Target

*    For the annual performance period ending December 31, 2023, the company's VCR exceeded that of four of the nine peer group companies. The additional performance goals for net written premium growth and combined ratio also were met, increasing the final placement by two and improving final award placement and payout to target.
For the annual performance period ending December 31, 2022, the company's VCR exceeded that of five of the nine peer group companies. The additional performance goals for net written premium growth and combined ratio were not met and did not affect final award placement or payout.
For the annual performance period ending December 31, 2021, the company's VCR exceeded that of all eight of peer group companies that reported financial results for 2021. The additional performance goals for net written premium growth and combined ratio also were met, and increased relative placement by one, but did not affect award payout.

Our performance over the last three years exceeded two of the nine companies of our peer group as measured by three-year total shareholder return. As suggested by the Three-Year Relative Pay for Performance graph below, total realizable compensation1 for our CEO and the other NEOs over the same period remains below the median of the peer group. While we do not benchmark executive compensation to the peer group, we do compare our performance against those companies, regardless of their size, because we compete against them for each insurance policy we write.

Three-Year Relative Pay for Performance
(2021-2023)

100th
50th
0%
3-Year Total Shareholder Return vs. Peer Group (percentile)
NEOs
CEO
0%
50th
100th
3-Year Total Realizable Compensation vs. Peer Group (percentile)

________________________
1.Three-year total realizable compensation is the sum of the following components of compensation as reported and calculated by Equilar: salary paid, discretionary cash bonus, nonequity incentive compensation paid, amounts realized from the exercise of stock options or vesting of stock awards, the intrinsic value of exercisable “in the money” stock options and the grant date fair value of time vesting and target-level performance-based restricted stock or restricted stock unit awards, for the three years ending December 31, 2022, the most recent year for which such data is available.

Results of 2023 Advisory Vote to Approve Executive Compensation
At the 2023 Annual Meeting of Shareholders, more than 95% of the votes cast were in favor of this proposal. The Committee believes this favorable outcome demonstrates support of its decisions and of our overall executive compensation program. Our annual discussions with investors confirm this belief. All of the shareholders contacted during our annual investor engagement efforts in 2023 favorably commented on the company’s executive compensation program, criteria for performance-based awards and simplicity of the program designed. No concerns were raised about the overall level of pay. The Committee made no material changes in the structure of our compensation program for awards granted in 2023 as a result of feedback from investors. At the 2024 Annual Meeting of Shareholders, we will again hold an advisory vote to approve executive compensation (see Page 31). The Committee will continue to consider the results of these annual advisory votes and feedback from investor outreach in its deliberations about our executive compensation program.

Executive Compensation Practices
The Committee applies certain fundamentals that are key characteristics of our overall compensation program, including:

	We Do		We Don’t
✓	Link Pay to Performance - The majority of pay awarded by the Committee to each executive officer each year is tied to achievement of short- and long-term performance objectives and changes in the market value of the company’s common stock.	✗	Use Employment Contracts - We employ all of our executive officers at will.
✓	Review Data Sheets - Each year the Committee reviews data recounting the compensation history for each executive officer. For the named executive officers, the Committee additionally reviews compensation and performance data for the companies in the peer group before making executive compensation decisions.	✗	Benchmark Executive Compensation - We review compensation program structures and resulting payouts of the companies in our peer group to maintain an awareness of pay levels and practices. We do not benchmark the compensation we pay our named executive officers to achieve a specific level of pay, for example "above the median" of our peer group.
✓	Mitigate Excessive Risk - Compensation earned from performance-based awards is capped and is subject to clawback policies and provisions. Company-level performance objectives relative to peers minimizes the ability of any single individual or business unit to control its own performance-based compensation. The Committee’s authority to exercise negative discretion and eliminate payment of any award also is a powerful risk control.	✗	Pay Dividends or Dividend Equivalents - We have not paid dividends or dividend equivalents on unvested stock awards.
✓	Use Double-Trigger Change in Control Provisions - Both our annual incentive and stock-based compensation plans include double-trigger change in control provisions.	✗	Reprice or Exchange Stock Options - We do not reprice or exchange stock options. We consider stock options to be performance-based compensation that links the financial success of our associates to shareholders. Since shareholders cannot reprice or exchange their shares, neither do we.
✓	Perform Compensation Risk Assessments - Our chief risk officer performs this assessment each year, and it is considered by the Committee as part of its decision making process.	✗	Include Stock-Based Awards in Calculations for Pension or Other Retirement Benefits - Our pension is calculated based on salary only, and our matches to 401(k) and Top Hat Savings Plan contributions are limited to cash compensation.
✓	Track Compliance with Ownership Guidelines - All of our directors and executive officers are in compliance with our published stock ownership guidelines.	✗	Allow Hedging Transactions by Executive Officers or Directors - Our Securities Trading Policy prohibits transactions such as short sales, prepaid forward sales contracts or other hedging transactions that we believe decouple the director’s or officer’s interests from those shared by our shareholders generally.

Components of Compensation
Total Direct Compensation (TDC) is the compensation annually determined or awarded each year by the Committee. TDC generally is the sum of three components: base annual salary, target levels of annual incentive cash compensation and long-term equity compensation comprised of target levels of performance-based and service-based equity compensation. As illustrated in the following charts, in 2023, approximately 80% of TDC awarded to the CEO and 71% of the TDC awarded to the other NEOs was considered performance-based and at risk.
Base Annual Salary
We use base annual salary to attract executive talent and to provide adequate and stable compensation. The Committee reviews and sets base annual salaries for the NEOs each year. In determining base annual salary, the Committee considers:
•The officer’s role and responsibilities,
•Fairness, as compared with officers with similar responsibilities, experience and performance,
•Current compensation level, and
•Individual performance.
Base annual salaries may be adjusted to reflect annual merit increases, if any; promotions or changes in role or responsibilities; and market adjustments.

The base annual salaries for the NEOs were adjusted in February 2023 to recognize the strong individual contribution of each officer to the company’s performance in the prior year, and additionally for Mr. Spray, for increasing job responsibilities as president. On average, base annual salary for the group increased approximately 7.8%. On an individual basis, each NEO’s salary was adjusted as follows:
•For Mr. Johnston, an increase of 6.0% to $1,206,152;
•For Mr. Sewell, an increase of 6.0% to $1,004,245;
•For Mr. Spray, an increase of 15.0% to $912,089;
•For Mr. Kellington, an increase of 6.0% to $700,259;
•For Ms. Cracas, an increase of 6.0% to $637,611.

Annual Incentive Compensation
We use annual incentive compensation to encourage achievement of key short-term performance objectives believed to be important for achievement of longer-term strategic goals. Under the shareholder-approved Annual Incentive Compensation Plan of 2009, as amended in 2022 (2009 Annual Incentive Plan), each executive officer is eligible to annually receive an award of incentive cash compensation of up to 10 times their base annual salary based on achievement of specific performance-based criteria.

The 2009 Annual Incentive Plan offers a wide range of performance objectives from which the Committee may choose. The specific performance objectives, hurdles and targets for each year are contained in the award agreements delivered to the individual officer. The 2009 Annual Incentive Plan also features a forfeiture and recoupment provision, and compensation paid pursuant to the Plan is subject to recovery under the Policy For The Recovery Of Erroneously Awarded Compensation, enabling the company to recover payments under this Plan when circumstances warrant. Awards of incentive compensation tie vesting of a portion of annual cash compensation to performance goals.

Performance Objectives
The Committee uses a multi-metric formula that incorporates three performance objectives. The primary performance objective is our one-year VCR relative to our peer group. We believe this measure captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. The value creation ratio is a two-part metric: 1) our rate of growth in book value per share, plus 2) the ratio of dividends declared per share to beginning book value per share. We are targeting an annual VCR averaging 10% to 13% over any five-year period. Two company-specific performance objectives also are used by the Committee to emphasize the importance of consistent profitable growth. These company-specific performance objectives are: 1) revenue as measured by property casualty net written premium growth (premium growth goal), and 2) underwriting profitability as measured by the combined ratio (combined ratio goal). When both operating goals of premium growth and combined ratio are achieved, the company's relative placement among the peer group companies may be improved by up to four placements to determine the final award placement.

Setting Target Amounts
Target amounts for annual incentive compensation are set by the Committee each year as a percentage of the named executive officer’s salary. In 2023, the percentage of salary ranged from 125% to 200% based on the NEO’s tier. Assignment to a particular tier was based on level of responsibility. In 2023, Mr. Johnston was assigned to the CEO’s tier for which the target-level award was 200% of base annual salary. The remaining NEOs were assigned to Tier I for which target-level awards were 125% of base annual salary.

Determining Final Award Placement
Determination of the final award placement is a three-step process:
•Step 1 - The Committee determines the company's baseline award placement among the peer group companies based on relative VCR. As in prior years, when the company's VCR exceeds the VCR of one or more of the companies in the peer group, the company's baseline award placement increases by one for each peer group company exceeded.
•Step 2 - The Committee determines whether the company achieved the preestablished premium growth goal. For 2023, the growth goal was 3.0% or more. If the company does not achieve the growth goal, then the final award placement is the baseline award placement determined in Step 1. If the growth goal is achieved, then the final award placement is determined by Step 3.

•Step 3 - The Committee determines the achievement of the final award placement based on achievement of the combined ratio goal. The combined ratio goal for 2023 awards is as follows:
◦When the combined ratio is 97.0% or better, the company's baseline award placement improves by one placement.
◦When the combined ratio is 95.0% or better, the company's baseline award placement improves by two placements.
◦When the combined ratio is 93.0% or better, the company's baseline award placement improves by three placements.
◦When the combined ratio is 91.0% or better, the company's baseline award placement improves by four placements.

If the company does not achieve the combined ratio goal, then the final award placement is the baseline award placement determined in Step 1.

Setting Performance Hurdles
For 2023, performance hurdles for threshold, target and maximum awards were set at the 30th, 50th and 75th percentiles, respectively, of the peer group. Stated another way, the final award placement must exceed three of the nine peer companies to achieve the threshold hurdle, must equal or exceed five peer companies to achieve the target hurdle and must equal or exceed seven peer companies to achieve the maximum hurdle. Achievement of threshold, target and maximum performance hurdles earns award payouts of 30%, 100% and 200%, respectively, of target. If the final award placement does not exceed at least three of the peer companies, no annual incentive compensation is earned or paid.

Calculating the Annual Incentive Award Earned

Step 1: Determining the Baseline Award Placement Using Relative VCR
As shown in the following chart, for 2023, the company achieved a VCR of 19.5%, which exceeded the VCR achieved by four of the nine peer group companies. This established the baseline award placement of exceeding four peer companies.

One-Year Value Creation Ratio
23.2%
21.8%
21.5%
21.0%
20.9%
19.5%
17.9%
10.4%
8.2%
1.1%
16.2%
Hartford
Travelers
W.R. Berkley
Selective
CNA
Cincinnati
Markel
Hanover
Allstate
United Fire
Peer Avg.

Step 2: Determining Achievement of Premium Growth Goal
The premium growth goal for awards granted in 2023 was 3% or more. The company reported property casualty net written premium growth of 10%, exceeding the 2023 premium growth goal.

Step 3: Determining Achievement of Combined Ratio Goal
The company reported a property casualty combined ratio of 94.9% for 2023, which satisfied the combined ratio goal at the 95.0% or better level.

Step 4: Determining the Final Award Placement
For 2023, the company achieved the net written premium growth of 3% or greater and the combined ratio goal at 95.0% or better, earning enhanced placements to improve the baseline award placement by two, for a final award placement of exceeding the VCR for six of the nine peer companies. The final award placement for exceeding the VCR for six of nine peer group companies satisfies the performance hurdle for a target-level award payout of 100% of target.

The following formula is used to calculate the annual incentive award earned:

Base Annual Salary X Tier Target % X Performance Factor (0 - 200%)

The following table shows how the formula was applied and the actual amounts earned for 2023.

Name	Base Annual Salary ($)	Tier Target % of Base Annual Salary	2023 Performance Factor (Target) (%)	2023 Annual Incentive Cash Compensation ($)
Steven J. Johnston	1,206,152	200	100	2,412,305
Michael J. Sewell	1,004,245	125	100	1,255,307
Stephen M. Spray	912,089	125	100	1,140,111
John S. Kellington	700,259	125	100	875,324
Teresa C. Cracas	637,611	125	100	797,014

Long-Term Stock-Based Compensation

General
We award stock-based compensation not only to reward service to the company, but also to provide incentive for individuals to remain in the employ of the company and help it prosper. We believe people tend to value and protect most that which they have paid for, generally by investing their time, effort or personal funds. Over the long run, we believe shareholders are better served when associates at all levels have a significant component of their financial net worth invested in the company. For that reason, we grant awards of stock-based compensation not only to our directors and to named executive officers, but also generally to all full-time salaried associates of the company who are in good standing. We believe this approach encourages associates at all levels to make decisions in the best interest of the company as a whole, linking their personal financial success with the company’s success. Although we do not have access to information about broker accounts, we estimate that approximately 80% of our current associates hold shares of Cincinnati Financial Corporation. Stock ownership guidelines applicable to all directors and officers help the Committee monitor ownership for all directors and officers. Our Director and Officer Stock Ownership Guidelines can be found at cinfin.com/investors.

Stock-based awards granted to all associates in February 2023 totaled less than 1% of total shares outstanding. In 2023, on an after-tax cost basis approximately 47% of all stock-based awards were granted to the company’s executive officers, including the NEOs, and approximately 53% were granted to nearly 4,000 other company associates. All stock-based awards are granted at 100% of fair value on the date of grant.

Types of Stock-Based Awards
The Committee grants three types of stock-based awards to the NEOs: nonqualified stock options, performance-based restricted stock units (PSUs) and service-vesting restricted stock units (RSUs). The Committee finds these awards effective because stock options have value only if there is a corresponding increase in value recognized by shareholders, while PSUs focus executives on the sustained long-term performance of the company regardless of short-term stock price fluctuations. RSUs further emphasize the long-term focus and strengthen the alignment of financial interests shared by executives and shareholders, and supports retention of executive talent. Stock options granted prior to November 2, 2017, were intended to qualify as performance-based, tax-deductible executive compensation. The NEOs also are eligible to receive shares under the Holiday Stock Plan. We have not paid dividends or dividend equivalents on unvested stock-based awards.

Stock Options - For the NEOs, the Committee uses nonqualified stock options that vest and become exercisable in equal amounts over the three years following the grant date. We consider stock options to be performance-based compensation, because the associate recognizes value only if the market value of our stock appreciates over time. Stock options tie the compensation realized from such awards, if any, to changes in the stock price experienced by shareholders. When the stock price does not increase, the stock options do not have value. We do not, and have not, backdated, repriced or exchanged stock options.

PSUs - For the NEOs, the Committee uses PSUs that cliff vest after three years if performance targets are achieved. PSUs tie vesting of a portion of stock-based compensation to performance goals, and the three-year performance period for awards of PSUs reinforces the company’s long-term focus and matches the period after which stock option awards are fully vested and exercisable. If performance hurdles are achieved and an award of PSUs vests, the award is paid in shares of common stock, one share for each PSU. For PSUs, the Committee expects to set targets that it considers achievable, but that require some stretch, based on market conditions and the current insurance industry environment at the time of grant.

Since November 2008, the performance objective for PSUs has been three-year total shareholder return relative to the companies in the peer group. The Committee selected this measure because total shareholder return combines share price appreciation and dividends paid. It measures the total return achieved for the shareholder and the relative position reflects the market perception of overall performance relative to the peer group.

PSUs are subject to recovery under Policy For The Recovery Of Erroneously Awarded Compensation and other recoupment provisions contained in stock-based compensation plans and grant agreements to enable the company to recover payments under this plan when circumstances warrant.

RSUs - For the NEOs, the Committee uses RSUs that ratably vest in thirds over three years. The Committee uses RSUs as a regular component of compensation for the NEOs to place additional emphasis on long-term compensation, aid retention and strengthen the alignment of executive officer and shareholder financial interests. When RSUs vest, the award is paid in shares of common stock, one share for each RSU.

Setting Target Amounts for Stock-Based Awards
Target amounts for performance-based stock compensation (nonqualified stock options and PSUs) are set by the Committee as a percentage of the named executive officer’s salary. For 2023, the percentage of salary ranged from 187.5% to 300% based on the NEO’s tier. Assignment to a particular tier was based on level of responsibility. In 2023, Mr. Johnston was assigned to the CEO’s tier for which the target level award was 300% of base annual salary. The remaining NEOs were assigned to Tier I for which target level awards were 187.5% of base annual salary. The target dollar amount is then allocated between stock options and PSUs. The number of stock options granted is determined by dividing the target dollar amount by the intrinsic value of the stock option on the date of grant. That intrinsic value represents an estimate of fair value of each stock option granted, based on a modeled future market price of our stock less the exercise price applicable to that stock option. For option grants issued in February 2023, that intrinsic value was $38.22 per share. Assumptions related to that value are disclosed in the footnote that describes share-based associate compensation plans to our financial statements contained in our 2023 Annual Report on Form 10-K. The number of PSUs granted is determined by dividing the target dollar amount by the grant date fair value of the company’s stock, which is determined by the average of the high and low sales price on Nasdaq on the date of grant. For performance-based stock awards granted in February 2023, the target value was allocated 50% to PSUs and 50% to stock options. The following formulas were used to calculate the number of shares underlying the grants of performance-based stock compensation:

For nonqualified stock options:

Base Annual Salary X Tier Target % X Award Allocation %	=	Target # of Shares Underlying Award
Intrinsic Value of Stock Option on Date of Grant

For PSUs:

Base Annual Salary X Tier Target % X Award Allocation %	=	Target # of Shares Underlying Award
Grant Date Fair Value

Similarly, the Committee sets amounts for RSUs as a percentage of the NEO’s salary. In 2023, the Committee used 25% of base annual salary in its calculation of the number of shares underlying grants of RSU awards.

The following formula is used to calculate the number of shares underlying each grant of RSUs:

Base Annual Salary X 25%	=	# of Shares Underlying Award
Grant Date Fair Value

2023 Stock-Based Grants
At its meeting on February 20, 2023, the Committee granted the following stock-based awards to the NEOs:

Name	# Nonqualified Stock Options	# PSUs	# RSUs
Steven J. Johnston	47,338	14,409	2,402
Michael J. Sewell	24,634	7,498	2,000
Stephen M. Spray	22,373	6,810	1,816
John S. Kellington	17,177	5,229	1,395
Teresa C. Cracas	15,640	4,761	1,270

For the PSUs granted in 2023, performance hurdles for threshold, target and maximum awards were set at the 30th, 50th and 75th percentiles, respectively, of the peer group. Stated another way, the company’s three-year total shareholder return must exceed that of three of the nine peer companies to achieve the threshold hurdle, must equal or exceed that of five peer companies to achieve the target hurdle and must equal or exceed that of seven peer companies to achieve the maximum hurdle. For PSUs granted in 2023, achievement of threshold, target and maximum performance hurdles earns award payouts of 30%, 100% and 200%, respectively, of target. If the company's three-year total shareholder return does not exceed that of at least three of the peer companies, no shares from the award are earned or paid.

The following formula describes how the Committee calculates the number of shares earned:

Target # of Shares Underlying Award X Performance Factor (0 - 200%)

The performance period for the PSUs awarded in 2023 is the three calendar years ending December 31, 2025. The PSUs will vest and become payable on March 1, 2026, if the company achieves one of the performance hurdles described in the preceding paragraph.

Compensation Realized From PSUs Granted in Prior Years
The company’s three-year TSR for the three-year performance period ended December 31, 2023, was 27.7%, exceeding that metric for two of the nine companies in the peer group, which was below the threshold performance hurdle, and therefore no award payout was earned or paid.

Name	Performance Period	Target PSUs (#)	Achievement Level	PSUs Vested (#)	Value of PSUs Vested ($) (1)
Steven J. Johnston	2021-2023	10,753	Below Threshold	—	—
	2020-2022	8,091	Below Threshold	—	—
	2019-2021	10,227	Target	10,227	1,165,162
Michael J. Sewell	2021-2023	5,372	Below Threshold	—	—
	2020-2022	3,981	Below Threshold	—	—
	2019-2021	5,031	Target	5,031	573,182
Stephen M. Spray	2021-2023	4,289	Below Threshold	—	—
	2020-2022	3,179	Below Threshold	—	—
	2019-2021	3,567	Target	3,567	406,388
John S. Kellington	2021-2023	3,746	Below Threshold	—	—
	2020-2022	2,722	Below Threshold	—	—
	2019-2021	3,407	Target	3,407	388,160
Teresa C. Cracas	2021-2023	3,411	Below Threshold	—	—
	2020-2022	2,503	Below Threshold	—	—
	2019-2021	3,103	Target	3,103	353,525

(1)    Based on the closing price on Nasdaq as of the last trading day of the performance period as follows:
$103.46 for the performance period ending December 31, 2023
$102.39 for the performance period ending December 31, 2022
$113.93 for the performance period ending December 31, 2021

Other Stock-Based Compensation
The NEOs are eligible to receive stock bonuses under the company’s broad-based Holiday Stock Plan, which annually awards one share of common stock to each full‑time associate in good standing for each year of service, up to a maximum of 10 shares. This plan, in effect since 1976, encourages stock ownership at all levels of the company.

Policy on Hedging and Pledging of Company Stock
Hedging - All of our officers and directors and associates are prohibited from engaging in any form of hedging or monetization transactions involving the company’s stock. Such transactions can decouple the interest of the officer, director or associate's interest from the interests of shareholders generally and can limit their ability to control the timing of stock transactions to avoid times when in possession of material nonpublic information.

Pledging - We enjoy a strong culture of ownership, linking the long-term financial prospects for our associates to the long-term financial prospects for our shareholders generally through broad-based grants of equity compensation awards. Some of our associates, including some executive officers, choose to build their ownership in the company by pledging shares they own to collateralize loans from banks or brokers to exercise employee stock options. Some directors, officers and associates choose to hold their shares of stock in street name in accounts with banks or brokers as a matter of convenience. Depending on individual circumstances and decisions, these accounts can be subject to margin or collateral requirements.

Accordingly, we permit our directors, officers and associates to pledge shares of company stock that they own. The board expects directors and executive officers to exercise good judgment when making decisions about their holdings and transactions involving company stock, including pledging. The board anticipates that the level of share pledging by directors and executive officers will generally decrease over time. At year-end 2023, the percentage of shares pledged by our directors and executive officers remained relatively flat at less than 0.1% of the company's outstanding shares, compared with the prior year. Of our current 26 directors and executive officers, 20 do not pledge any shares.

Stock-Based Award Grant Practices
In awarding stock options and other forms of stock-based compensation, the Committee follows certain general practices:

Timing - Since 2010, the Committee established its February meeting as the date for granting stock-based compensation to company associates each year. This meeting is purposely scheduled to occur shortly after the company announces its financial results for the preceding quarter and year, and therefore occurs when it does not expect to be in possession of material nonpublic information. The Committee makes its grants of restricted stock to directors under the Directors’ Stock Plan of 2018 at its first regularly scheduled meeting of the year which has historically occurred in the last week of January or the first week of February. The Committee believes the consistency of these practices eliminates concerns over timing. When grants are made at any other time of the year, the Committee ensures that such grants are made outside of any regular trading blackout associated with the company’s disclosure of financial results and when the company is not otherwise in possession of material nonpublic information.

Option Exercise Price - All stock-based compensation is granted at fair market value on the date of grant. Under all stock-based compensation plans, fair market value is defined as the average of the high and low sale price on Nasdaq on the grant date. Unless a future date is specified, the grant date is the date of the Committee meeting at which the grant is made. The Committee does not delegate timing or pricing of these stock-based awards to management.

Retirement Benefits

Defined Benefit Plans
In 2023, Mr. Spray was a participant in the Cincinnati Financial Corporation Retirement Plan (Retirement Plan), our tax-qualified defined benefit pension plan. There are no special or enhanced pension formulas for the named executive officers, compared with other plan participants. The Retirement Plan was frozen and closed to new participants in mid-2008. Participants remaining in the Retirement Plan continue to accrue a benefit as prescribed by the plan's terms.

Mr. Spray also participates in the Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a nonqualified defined benefit plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

For information about accumulated benefits under these plans and detailed information about the plans, see the 2023 Pension Benefits table and the discussion following, beginning on Page 68.

Defined Contribution Plans
The named executive officers can participate in a tax-qualified 401(k) savings plan as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a nonqualified deferred compensation plan for a select group of management or certain highly compensated associates. The company matches contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, including Messrs. Johnston, Sewell, Kellington, and Ms. Cracas up to a maximum of 6% of the associate’s annual cash compensation (salary and annual incentive compensation). The company also matches contributions by Messrs. Johnston, Sewell, Kellington, and Ms. Cracas to the Top Hat Savings Plan of up to 6% of their annual cash compensation that exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2023 was $330,000.

For information about the amount of company matching contributions and specific information about the defined contribution plans, see the 2023 Nonqualified Deferred Compensation Plan table and the discussion following, beginning on Page 70.

In 2008, the company transitioned away from providing associates with a defined benefit pension plan, instead choosing to assist associates with building savings for retirement by providing a company match of associate contributions to a tax-qualified 401(k) plan. This change was primarily in response to requests from associates who wanted control over their retirement benefit accounts. Participation in the defined benefit pension plan terminated for associates under the age of 40, and they transitioned to the new tax-qualified 401(k) plan with a company matching contribution. None of the NEOs were under age 40 at the time of the transition. Associates age 40 and over as of August 31, 2008, were given a one-time election to remain in the defined benefit pension plan or to leave the plan and participate in the 401(k) plan with a company match. Those associates leaving the pension plan received distributions of their accumulated pension benefit from the defined benefit plan that they could choose to receive in cash, roll over to the company’s 401(k) plan or roll over to an Individual Retirement Account. Ms. Cracas elected to leave the defined benefit plan in connection with the 2008 transition. Messrs. Johnston, Kellington and Sewell, hired after entry to the pension plan was closed, also participate in the 401(k) plan with the company match. Mr. Spray elected to remain in the pension plan.

Perquisites and Other Personal Benefits
Perquisites and other personal benefits are intended to support our corporate objectives or the performance of an individual’s responsibilities. Perquisites and personal benefits are offered to the named executive officers on the same basis as other company officers and may include, for example, employer-paid health insurance premiums, personal umbrella liability insurance coverage, life insurance, executive tax services, use of a company car, safe driver award, executive health exams, and limited spouse travel and meals associated with certain business functions. The Committee believes that the level of perquisites and personal benefits we offer our officers is de minimis, totaling no more than $47,197 for any NEO in 2023.

How We Make Compensation Decisions

Annual Compensation Setting Process
The Committee evaluates and sets compensation for the named executive officers annually. In doing so, it considers:
•Its judgment about the effectiveness of the executive compensation program generally;
•The effect of any changes to the program;
•The result of the most recent shareholder advisory vote to approve executive compensation and feedback about the executive compensation program received from shareholders during annual outreach calls;
•The compensation risk assessment conducted by the company’s chief risk officer;

•Current and historical compensation and performance data supplied by the CEO for each NEO, excluding himself;
•Reports generated through Equilar on the amounts and components of compensation paid to the named executive officers of the companies in the peer group;
•Reports generated through Equilar on the financial performance of the companies in the peer group;
•Each officer’s individual performance, experience, expertise and functional responsibilities; and
•Company performance, both financial and nonfinancial.

The Committee meets in February each year to set base annual salaries, grant stock-based and incentive cash compensation awards and consider the payment of any performance-based compensation earned upon satisfaction of performance goals established in prior years’ award grants. The Committee also may meet during the year to set or adjust compensation appropriately if management changes or new executive officers join the company or to consider potential prospective changes to the structure of the executive compensation program.

Compensation Risk Considerations
The Committee is responsible for overseeing the risk associated with the company’s compensation program. The company’s compensation plans and executive compensation program are designed with features intended to mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation plans and programs encourage and reward prudent business judgment and appropriate risk taking, and do not create risks that are reasonably likely to have a material adverse impact on the company.

In 2023, the Committee considered the annual compensation risk assessment conducted by the chief risk officer. For the executive compensation program, the risk assessment identified the component parts of the program and the information and process used by the Committee to set the level of compensation for each. Independence and qualifications of committee members and rigor of the committee’s oversight and administration of the executive compensation program also were examined.

The table below summarizes the risk mitigation factors identified in the annual compensation risk assessment.

Base Annual Salary Risk Mitigation Factors Base annual salary is set each year. Base annual salary adjustments require approval of the Committee.
Annual Incentive Risk Mitigation Factors
Awards are based upon multi-metric performance objectives. The primary performance objective is relative to peer companies. The two other performance objectives are publicly reported in the company's periodic reports. Achievement is determined by company performance, not individual performance.
Robust processes require the Committee to certify performance achievement and authorize payment.
Maximum payout of annual incentive compensation is capped.
The Committee may exercise negative discretion to reduce or eliminate awards when appropriate.
Annual incentive compensation is subject to clawback policies and provisions.
Performance objectives and targets are easily calculable and clearly disclosed to investors.

Long-Term Stock-Based Compensation Risk Mitigation Factors
The company has stock ownership guidelines applicable to the named executive officers.
Exercising stock options requires investment of the associate’s personal assets.
Performance objectives are relative to peer companies.
Achievement of performance for PSUs is determined by company performance, not individual performance.
Robust processes require the Committee to certify performance achievement and authorize payment.
Maximum payout of performance-based restricted stock units is capped.
Stock-based compensation is subject to clawback policies and provisions.
Performance objectives and targets are easily calculable and clearly disclosed to investors.

Benchmarking and Peer Group
We do not benchmark compensation to ensure compensation for our named executive officers achieves a benchmark at or above the median of our peers. We believe that our NEOs should have the opportunity to earn compensation above the median of our peers when they deliver superior performance. Our approach is to consider competitive compensation practices and relevant factors about executive compensation program structures and award types used by the companies in our peer group to maintain an awareness of pay levels and practices, which as one of many factors considered each year by the Committee may influence appropriate changes to our executive compensation structure and levels over time. This approach provides us with flexibility in maintaining and enhancing our executive officers’ focus, motivation and enthusiasm for our future while controlling overall compensation expense. We believe our levels of compensation are competitively reasonable and appropriate for our business needs and circumstances.

We do use the peer group to compare our performance to those companies against whom we compete, regardless of the size of any peer company. We believe that it is important to link performance-based compensation to company performance compared with peers. Accordingly, the primary performance targets for our annual incentive compensation and PSUs are relative targets compared with our peer group. We also believe that linking the level of performance-based awards to a percentage of base annual salary that is paid out according to a predetermined formula based upon achievement of performance goals for all of our executive officers unites the personal financial interests of the executive team, focusing its attention on achievement of performance goals designed to increase shareholder value over the long term.

The Committee reviews performance and compensation data of the peer group to gain a sense of whether we are providing generally competitive compensation for our NEOs individually and as a group. For 2023, the nine peer companies were:

The Allstate Corporation CNA Financial Corporation Hanover Insurance Group Inc. Hartford Financial Services Group Inc. Markel Corporation	Selective Insurance Group Inc. The Travelers Companies Inc. United Fire Group Inc. W.R. Berkley Corporation

These nine U.S.-domiciled companies were selected because they generally market their products through the same types of independent insurance agencies that represent our company, and they provide both commercial lines and personal lines of insurance, as we do. We also included companies in the peer group that historically have followed an equity investment strategy similar to ours, or that offer life insurance products or excess and surplus lines coverages. The Committee annually reviews the composition of the peer group and acts to set the peer group for short- and long-term performance-based awards for each performance period.

Comparative performance and compensation data reviewed by the Committee suggests that the company’s executive compensation is not excessive as compared with performance and compensation levels of the peer group. As reported by Equilar, total direct compensation of $20,326,445 awarded to our NEOs as a group in 2022, the last year for which peer data is available, was approximately 70% of the average total direct compensation of $28,928,985 awarded by companies in the peer group to their named executive officers as a group in the same year. The following table ranks the company and the nine companies in the peer group according to market capitalization at December 31, 2023, and ranks three-year value creation ratio, three-year total shareholder returns as of December 31, 2023, as reported by Bloomberg LP, and compensation data compiled by Equilar from the 2023 proxy statements filed by the peer group, the most recent year for which such data is available.

Rank	Market Capitalization	Three-Year Value Creation Ratio	Three-Year Total Shareholder Return	Total Direct Compensation (from 2023 Proxy Statements)
1	Travelers	Cincinnati	Hartford	W.R. Berkley
2	Allstate	Markel	W.R. Berkley	Travelers
3	Hartford	Selective	Selective	Markel
4	Markel	Hartford	Travelers	Allstate
5	W.R. Berkley	Travelers	Allstate	Hartford
6	Cincinnati	CNA Financial	Markel	CNA Financial
7	CNA Financial	W.R. Berkley	CNA Financial	Cincinnati
8	Selective	United Fire	Cincinnati	Selective
9	Hanover	Hanover	Hanover	Hanover
10	United Fire	Allstate	United Fire	United Fire

Compensation Consultants
The Committee does not employ compensation consultants for recommendations concerning executive compensation. Our compensation programs are not complex and, because we do not benchmark compensation to peers, the Committee does not believe it requires the services of a compensation consultant to assist with either administration of current plans or the determination of appropriate levels of compensation. The Committee will continue to monitor our compensation structure to ensure that the compensation it wishes to deliver to the executive team is delivered as appropriate and make program adjustments as it deems appropriate, as it did in 2021 with program changes effective beginning in 2022. The Committee does review and consider peer group performance and compensation data collected from the Equilar service and publicly available proxy statements and Form 10-K filings.

Tax Considerations
Section 162(m) limits to $1 million per year the federal income tax deduction to public corporations for compensation paid in any fiscal year to any individual who is identified as a named executive officer as of the end of the fiscal year in accordance with the Exchange Act. Until the enactment of the Jobs and Tax Reform Act of 2017 (Tax Reform) this limitation did not apply to qualifying “performance-based compensation.” The Committee intended stock options that are subject to binding agreements in effect before November 2, 2017, to qualify for the performance-based compensation exception to the $1 million limitation under prior law. We believe that performance-based compensation remains an effective incentive to drive short-term and long-term results that benefit our company and its shareholders, and we expect that we will continue to use it.

The Committee generally does not favor the payment of tax gross-ups. Except in limited circumstances, such as a retirement gift of nominal value or relocation assistance on the same basis offered to all retiring or relocating associates, the Committee has not authorized payment of tax gross-ups to executive officers.

Employment Agreements, Change in Control Provisions and Post-Retirement Benefits
We do not have employment agreements with any of our named executive officers that specify a term of employment or guarantee minimum levels of bonuses or stock-based awards. All of our named executive officers are at-will employees. Our long-standing corporate perspective has been that employment contracts do not provide the company with any significant advantage. We believe our corporate culture, current compensation practices and levels of stock ownership have resulted in stability in our 14-member group of executive officers, who average 27 years with the company.

Change in control provisions are included in our 2016 Stock Compensation Plan and our 2009 Annual Incentive Plan, and those provisions apply to all associates receiving awards under the plans, not just to executive officers. The change in control provisions in these plans contain a “double trigger,” which requires both a change in control event, as defined in the plans, and termination of the associate’s employment due to the change in control within a specified time period. The double trigger ensures that we will become obligated to accelerate vesting of prior awards only if the associate is actually or constructively discharged because of the change in control event.

We occasionally provide post-retirement benefits to long-tenured executive officer level associates who provide services to the company after retirement from their executive positions. These post-retirement benefits are intended to compensate the associate for ongoing services associated with maintaining continuity of relationships and providing guidance to their successors and other associates. No post-retirement benefits were paid to former executive officers in 2023.

Clawback Policies and Provisions
The board believes that it is in the best interest of the company and its shareholders to create and maintain a culture that emphasizes integrity and accountability that reinforces the company's pay-for-performance compensation philosophy. In addition to recoupment provisions contained in existing shareholder approved plans and award agreements, in 2023, the board adopted a new Policy For The Recovery Of Erroneously Awarded Compensation to provide for the recoupment of certain executive incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. This policy is designed to comply with Section 10D of the Exchange Act and applicable Nasdaq rules.

2023 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2) (4)	Option Awards ($) (3)	Nonequity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings ($) (5)		All Other Compen-sation ($) (7)(8)		Total Compen-sation ($)
Steven J. Johnston Chairman and Chief Executive Officer Cincinnati Financial Corporation	2023	1,195,649	—	2,730,976	1,809,258	2,412,305	—		233,323		8,381,511
	2022	1,132,781	—	2,208,212	1,706,714	2,275,759	—		273,045	—	7,596,511
	2021	1,103,055	—	1,475,180	1,035,915	2,761,844	—		114,773	—	6,490,767

Michael J. Sewell Chief Financial Officer, Executive Vice President and Treasurer Cincinnati Financial Corporation	2023	995,500	—	1,511,422	941,511	1,255,307	—		222,681	(9)	4,926,421
	2022	943,156	—	1,234,675	888,144	1,184,251	—		230,382		4,480,608
	2021	918,406	—	824,953	517,508	1,379,710	—		144,987		3,785,564

Stephen M. Spray President Cincinnati Financial Corporation	2023	893,786	—	1,372,772	855,096	1,140,111	398,237	(6)	48,645		4,708,647
	2022	784,082	—	1,033,715	743,498	991,401	—	(6)	50,343		3,603,039
	2021	733,252	—	658,933	413,189	1,101,556	261,978	(6)	36,537		3,205,446

John S. Kellington Chief Information Officer and Executive Vice President The Cincinnati Insurance Company	2023	694,161	—	1,054,377	656,505	875,324	—		117,272		3,397,639
	2022	657,662	—	861,273	619,305	825,777	—		124,229		3,088,246
	2021	638,507	—	575,617	360,854	962,071	—		74,597		2,611,646

Teresa C. Cracas Chief Risk Officer and Executive Vice President The Cincinnati Insurance Company	2023	632,059	—	960,083	597,761	797,014	—		125,175		3,112,092
	2022	598,825	—	784,218	563,900	751,900	—		135,274		2,834,117

(1)    Since 2010, the Committee has eliminated discretionary cash bonuses as a regular component of compensation for the named executive officers.
(2)    Amounts shown in the Stock Awards column reflect values for grants of PSUs, RSUs and Holiday Stock awards. Amounts for PSUs reflect the full grant date fair values in accordance with FASB ASC 718 and are computed using a Monte Carlo valuation on the date of grant. Amounts for RSUs reflect the full grant date fair value in accordance with FASB ASC 718. These amounts do not represent the actual value, if any, that may be realized in the future by the named executive officers. For assumptions used in determining the values for awards of PSUs and RSUs, see our 2023 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 177. Awards under the Holiday Stock Plan are valued at fair market value on the date of grant. The per share fair market values were $101.07, $98.65, and $125.38, for the grant dates of November 17, 2023, November 4, 2022, and November 5, 2021, respectively.
(3)    Amounts in the Option Awards column reflect the value of awards for grants of nonqualified stock options and reflect the full grant date fair values in accordance with FASB ASC 718. These amounts do not represent the actual value, if any, that may be realized in the future by the named executive officers. For assumptions used in calculation of option awards, see our 2023 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 177.
(4)    Maximum values of PSUs granted in 2023 are: $4,884,651 for Mr. Johnston; $2,541,822 for Mr. Sewell; $2,308,590 for Mr. Spray; $1,772,631 for Mr. Kellington; and $1,613,979 for Ms. Cracas.
Maximum values of PSUs granted in 2022 are: $3,869,932 for Mr. Johnston; $2,013,927 for Mr. Sewell; $1,686,000 for Mr. Spray; $1,404,438 for Mr. Kellington; and $1,278,550 for Ms. Cracas.
Maximum values of PSUs granted in 2021 are $2,423,296 for Mr. Johnston; $1,210,634 for Mr. Sewell; $966,569 for Mr. Spray; and $844,199 for Mr. Kellington.
(5)    No above-market or preferential earnings were paid on deferred compensation. The amounts shown in this column represent the aggregate change in actuarial present value of accumulated pension benefits for those named executive officers participating in the company’s Retirement Plan and SERP for each of the years presented, using the same pension plan measurement date and assumptions used for financial reporting purposes. In addition to one year of service credit under the Retirement Plan and the SERP for Mr. Spray, the changes in plan balance are primarily due to fluctuations in the applicable interest rate and discount rate used to actuarially calculate the accumulated benefit in each plan.
(6)    For Mr. Spray, in 2023, an increase of $118,456 in the Retirement Plan and an increase of $279,781 in the SERP; in 2022, a decrease of $176,646 in the Retirement Plan and a decrease of $57,534 in the SERP; and in 2021, an increase of $44,629 in the Retirement Plan and an increase of $217,349 in the SERP.
(7)    For Mr. Johnston, includes perquisites in the aggregate amount of $22,714, which includes $19,017 for employer paid health care premiums; $2,470 for premiums paid for a personal umbrella liability policy; personal use of a company car; an executive health examination; and dining room discounts available to all associates.
    For Mr. Sewell, includes perquisites in the aggregate amount of $45,896 which includes $27,921 for employer paid health care premiums; $8,457 for the incremental additional cost of spouse travel and meals for business events to which spouses are invited; premiums paid for a personal umbrella liability insurance policy; executive tax services; personal use of a company car; a safe driver award; executive health examination; and dining room discounts available to all associates.
For Mr. Spray, includes perquisites in the aggregate amount of $47,197, which includes $27,921 for employer paid health care premiums; $9,480 for the incremental additional cost of spouse travel and meals for business events to which spouses are invited; premiums paid for a personal umbrella liability insurance policy; executive tax services; personal use of a company car; a safe driver award; and dining room discounts available to all associates.
    For Mr. Kellington, includes perquisites in the aggregate amount of $24,875 which includes $19,017 for employer paid health care premiums; 2,928 for premiums paid for a personal umbrella liability insurance policy; executive tax services; personal use of a company car; safe driver award; an executive health examination; and dining room discounts available to all associates.
For Ms. Cracas, includes perquisites in the aggregate amount of $41,065, which includes $27,921 for employer paid health care premiums; $6,244 for the incremental additional cost of spouse travel and meals for business events to which spouses are invited, personal use of a company car; premiums paid for a personal umbrella liability policy, executive tax services; a safe driver award; and dining room discounts available to all associates.
(8)    Includes matching contributions to the company’s 401(k) and Top Hat Savings Plans in the amounts of $208,284 for Mr. Johnston; $130,785 for Mr. Sewell; $91,196 for Mr. Kellington; and $83,038 for Ms. Cracas.
(9)    Includes $44,081 for the annual distribution under the deferred compensation agreement between the company and Mr. Sewell in connection with his hiring in 2011 to approximate the value of retirement benefits forfeited at his former employer.

Total compensation for 2023 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally increased from 2022 levels because of increases to base annual salaries effective in March 2023, and corresponding increases in the reported values of stock and incentive cash based awards that are tied to a percentage of the NEO's salary.

Total compensation for 2022 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally increased from 2021 levels because of higher targets for long-term performance based stock awards related to changes made by the Committee to the executive compensation program beginning in 2022.

Amounts shown in the Salary column do not exactly match the base annual salaries set by the Committee for the year because of the timing of adjustments to base annual salary made in the respective years. The history of changes to base annual salaries for the NEOs for the reported years is set forth below:

In February 2023, the Committee adjusted base annual salaries to $1,206,152 for Mr. Johnston; to $1,004,245; for Mr. Sewell; to $912,089 for Mr. Spray; to $700,259 for Mr. Kellington; and to $637,611 for Ms. Cracas.

In February 2022, the Committee adjusted base annual salaries to $1,137,800 for Mr. Johnston; to $947,401 for Mr. Sewell; to $793,121 for Mr. Spray; to $660,622 for Mr. Kellington; and to $601,520 for Ms. Cracas.

In February 2021, the Committee adjusted base annual salaries to $1,104,738 for Mr. Johnston; to $919,807 for Mr. Sewell; to $641,381 for Mr. Kellington; and to $734,371 for Mr. Spray.

Amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table represent the annual incremental changes in the present values of benefits under the company’s defined benefit and SERP plans. Changes in the balances of the Top Hat accounts of named executive officers due to their contributions, company matching contributions, if any, and investment performance during the year are included in the All Other Compensation column of the Summary Compensation Table. For information about these plans, see Retirement Benefits, Page 53.

2023 Grant of Plan-Based Awards (1)

Name	Grant Date		Estimated Possible Payouts Under Nonequity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Mr. Johnston	2/20/2023	**								47,338	125.57	1,809,258
	2/20/2023	*	723,691	2,412,305	4,824,610
	2/20/2023	**				4,323	14,409	28,818				2,442,326
	2/20/2023	**							2,402			287,640
	11/17/2023	***							10			1,011
Mr. Sewell	2/20/2023	**								24,634	125.57	941,511
	2/20/2023	*	376,592	1,255,307	2,510,613
	2/20/2023	**				2,250	7,498	14,996				1,270,911
	2/20/2023	**							2,000			239,500
	11/17/2023	***							10			1,011
Mr. Spray	2/20/2023	**								22,373	125.57	855,096
	2/20/2023	*	342,033	1,140,111	2,280,222
	2/20/2023	**				2,043	6,810	13,620				1,154,295
	2/20/2023	**							1,816			217,466
	11/17/2023	***							10			1,011
Mr. Kellington	2/20/2023	**								17,177	125.57	656,505
	2/20/2023	*	262,597	875,324	1,750,648
	2/20/2023	**				1,569	5,229	10,458				886,316
	2/20/2023	**							1,395			167,051
	11/17/2023	***							10			1,011
Ms. Cracas	2/20/2023	**								15,640	125.57	597,761
	2/20/2023	*	239,104	797,014	1,594,029
	2/20/2023	**				1,429	4,761	9,522				806,990
	2/20/2023	**							1,270			152,083
	11/17/2023	***							10			1,011
*    Cincinnati Financial Corporation 2009 Incentive Compensation Plan
**    Cincinnati Financial Corporation 2016 Stock Compensation Plan
***    Holiday Stock Plan. See Long-Term Stock-Based Compensation, Page 49, for information about awards of shares under the Holiday Stock Plan.
(1)    No material modifications or repricing occurred with respect to any outstanding option or other stock-based award in 2023.
(2)    The grant date fair value of shares awarded under the Holiday Stock Plan is 100% of the average of the high and low sales price on Nasdaq on the date of grant, which was $101.07 on November 17, 2023.

Outstanding Equity Awards at 2023 Year End

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Johnston	13,573	—		52.25	2/13/2025
	11,768	—		61.47	2/12/2026
	76,484	—		70.70	2/10/2027
	84,765	—		71.19	2/9/2028
	72,706	—		85.67	2/21/2029
	58,031	—		111.53	2/21/2030

	35,325	17,663		96.32	2/22/2031
								10,753	1,112,505
						956	98,908
	18,832	37,663		123.94	2/21/2032
								13,772	1,424,851
						1,531	158,397
	—	47,338		125.57	2/20/2033
								14,409	1,490,755
						2,402	248,511

Mr. Sewell	7,205	—		52.25	2/13/2025
	6,247	—		61.47	2/12/2026
	36,909	—		70.70	2/10/2027
	41,700	—		71.19	2/9/2028
	35,768	—		85.67	2/21/2029
	28,551	—		111.53	2/21/2030

	17,647	8,824		96.32	2/22/2031
								5,372	555,787
						796	82,354
	9,800	19,599		123.94	2/21/2032
								7,167	741,498
						1,275	131,912
	—	24,634		125.57	2/20/2033
								7,498	775,743
						2,000	206,920

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Spray	2,986	—		52.25	2/13/2025
	2,614	—		61.47	2/12/2026
	17,131	—		70.70	2/10/2027
	19,539	—		71.19	2/9/2028
	25,358	—		85.67	2/21/2029
	22,795	—		111.53	2/21/2030

	14,090	7,045		96.32	2/22/2031
								4,289	443,740
						636	65,801
	8,204	16,407		123.94	2/21/2032
								6,000	620,760
						1,067	110,392
	—	22,373		125.57	2/20/2033
								6,810	704,563
						1,816	187,883

Mr. Kellington	4,205	—		61.47	2/12/2026
	24,921	—		70.70	2/10/2027
	28,156	—		71.19	2/9/2028
	24,221	—		85.67	2/21/2029
	19,522	—		111.53	2/21/2030

	12,305	6,153		96.32	2/22/2031
								3,746	387,561
						555	57,420
	6,833	13,667		123.94	2/21/2032
								4,998	517,093
						889	91,976
	—	17,177		125.57	2/20/2033
								5,229	540,992
						1,395	144,327

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ms. Cracas	15,386	—		70.70	2/10/2027
	18,542	—		71.19	2/9/2028
	22,059	—		85.67	2/21/2029
	17,948	—		111.53	2/21/2030

	11,205	5,602		96.32	2/22/2031
								3,411	352,902
						505	52,247
	6,222	12,444		123.94	2/21/2032
								4,550	470,743
						809	83,699
	—	15,640		125.57	2/20/2033
								4,761	492,573
						1,270	131,394

(1)One-third of each option award vests and becomes exercisable on the first, second and third anniversaries of the grant, provided the associate remains continuously employed with the company or its subsidiaries. The vesting date of each option is listed in the table below:

Grant Date	Vesting Dates			Expiration Date
2/14/2014	2/14/2015	2/14/2016	2/14/2017	2/14/2024
2/13/2015	2/13/2016	2/13/2017	2/13/2018	2/13/2025
2/12/2016	2/12/2017	2/12/2018	2/12/2019	2/12/2026
2/10/2017	2/10/2018	2/10/2019	2/10/2020	2/10/2027
2/9/2018	2/9/2019	2/9/2020	2/9/2021	2/9/2028
2/21/2019	2/21/2020	2/21/2021	2/21/2022	2/21/2029
2/21/2020	2/21/2021	2/21/2022	2/21/2023	2/21/2030
2/22/2021	2/22/2022	2/22/2023	2/22/2024	2/22/2031
2/21/2022	2/21/2023	2/21/2024	2/21/2025	2/21/2032
2/20/2023	2/20/2024	2/20/2025	2/20/2026	2/20/2033

(2)    One-third of the RSUs granted on February 22, 2021, vested on March 1, 2022, another third vested on March 1, 2023, and the final third vested on March 1, 2024. PSUs granted on February 22, 2021, did not vest as scheduled on March 1, 2024 because company level performance targets were not achieved.
(3)    One-third of the RSUs granted on February 21, 2022, vested on March 1, 2023, another third vested on March 1, 2024, and the final third is scheduled to vest on March 1, 2025. PSUs granted on February 21, 2022, are scheduled to vest on March 1, 2025, if company-level performance targets are achieved.
(4)    One-third of the RSUs granted on February 20, 2023, vested on March 1, 2024, another third is scheduled to vest on March 1, 2025, and the final third is scheduled to vest on March 1, 2026. PSUs granted on February 20, 2023, are scheduled to vest on March 1, 2026, if company-level performance targets are achieved.

2023 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Johnston	12,873	682,012	2,538	304,509
Mr. Sewell	7,885	488,555	2,114	253,638
Mr. Spray	3,205	169,801	1,711	205,286
Mr. Kellington	9,490	749,670	1,464	175,651
Ms. Cracas	—	—	1,339	160,653

2023 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal year
Mr. Johnston (2)	Qualified Pension Plan	n/a	—	—
	Supplemental Retirement Plan	n/a	—	—
Mr. Sewell (2)	Qualified Pension Plan	n/a	—	—
	Supplemental Retirement Plan	n/a	—	—
Mr. Spray	Qualified Pension Plan	33	874,191	—
	Supplemental Retirement Plan	33	1,193,191	—
Mr. Kellington (2)	Qualified Pension Plan	n/a	—	—
	Supplemental Retirement Plan	n/a	—	—
Ms. Cracas	Qualified Pension Plan	n/a	—	—
	Supplemental Retirement Plan	n/a	—	—

(1)    Amounts listed in the “Present Value of Accumulated Benefit” column were calculated as of December 31, 2023, using the same actuarial assumptions used by the company for GAAP financial reporting purposes and assuming that benefits commence at age 65. The assumptions include a discount rate of 5.04% in the Qualified Pension Plan and 5.11% in the SERP. The lump sum assumption methodology has been refined to now include a yield curve which relies on bond data collected as of December 31, 2023, and would indicate a single equivalent rate of 5.18% for a benchmark plan.
(2)    Messrs. Johnston, Kellington and Sewell joined the company after entry into the qualified pension plan was closed. Ms. Cracas elected to leave the retirement plans in 2008 in connection with changes to the plans.

Tax-qualified defined benefit pension plan - The Cincinnati Financial Corporation Retirement Plan (Retirement Plan) is a tax-qualified defined benefit pension plan available to all full-time associates ages 40 and over on August 31, 2008, who elected to remain in the plan effective September 1, 2008. Members who were actively employed by the company on June 30, 2008, became fully vested in their accrued benefit. The Retirement Plan is closed to new members. Members of the Retirement Plan earn one year of service for each calendar year in which they work at least 1,000 hours. Members also earn service for time that they are paid, or entitled to be paid, but do not actually work. These times include vacation, holidays, illness, military duty and some periods of disability. Generally, the maximum amount of service that may be earned under the Retirement Plan is 40 years. There are no deductions for Social Security or other offset amounts.

The Retirement Plan defines earnings for any given plan year as the base rate of salary in effect on the last day of the plan year, subject to the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. Bonuses, stock-based awards and other forms of compensation do not contribute to earnings under the Retirement Plan.

Normal retirement age as defined in the Retirement Plan is age 65. The normal retirement pension is computed as a single life annuity. The normal monthly benefit payment is the greater of the following two calculated amounts:

The first calculated amount is the sum of:
1. 0.45% of the member’s average monthly earnings plus 1.35% of the member’s average monthly earnings up to $2,916.67; multiplied by years of service up to 15 years, plus
2. 0.60% of the member's average monthly earnings plus 1.8% of the member’s average monthly earnings up to $2,916.67; multiplied by years of service between 16 and 40.

The second calculated amount is the sum of:
1. 0.9% of the member’s final average earnings; multiplied by years of service up to 15 years, plus
2. 1.2% of the member’s final average earnings; multiplied by years of service between 16 and 40.

The normal form of benefit payment under the terms of the Retirement Plan is a single life annuity for unmarried members and a joint and 50% survivor annuity for married members. The plan permits members to elect to receive payment of benefits in the following forms:
•Single life only
•Single life only with 60-month or 120-month guarantee
•Joint and 50% contingent annuity
•Joint and 66.67% contingent annuity
•Joint and 75% contingent annuity
•Joint and 100% contingent annuity
•Lump sum

Alternative forms of benefit payment are offered to provide plan members some flexibility in retirement income and estate planning by giving them the option of electing monthly benefits with or without a survivor’s benefit. Generally, the single life annuity alternative provides the largest monthly benefit but does not provide a survivor’s benefit. All other payment forms are the actuarial equivalent of a single life annuity. Alternatives other than the single life annuity provide slightly lower monthly benefits to the plan member, depending on such factors as presence of survivor’s benefit, the member’s age and any contingent annuitant’s age. The lump sum payment permits plan members to roll the present value of their benefit into an Individual Retirement Account and defer income taxes until the member withdraws funds from that account.

Supplemental retirement plan - The second retirement plan in which some named executive officers participate is the SERP. The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a nontax-qualified defined benefit plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified defined benefit plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement age and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

The normal retirement benefit under the SERP for the participating named executive officers will be equal to the excess of the member’s monthly benefit under the Retirement Plan as of the member’s retirement date, without regard to the limit on earnings under Section 401(a)(17) of the Internal Revenue Code and without regard to any limit on benefits under Section 415 of the Internal Revenue Code. The pension benefit under the SERP is payable only in the form of a single lump sum.

Both retirement plans permit early retirement, provided the member has at least five years of service. Benefits for early retirement are calculated by adjusting for life expectancy and reducing the benefit payable at age 65 by 0.5% per month for each month prior to age 65 that the member elects to begin receiving pension benefits. For example, a member who elects to retire at age 60 would receive 70% (60 months X 0.5% = 30% reduction) of the life-expectancy adjusted benefit payable at age 65.

Actuarial work related to both the Retirement Plan and SERP is performed by Willis Towers Watson, which provides human resource strategy, design and management; actuarial and management consulting to the financial services industry; and insurance intermediary services. The Committee engaged Willis Towers Watson to provide actuarial and consultative services related to the design of the company’s retirement and employee benefit plans.

2023 Nonqualified Deferred Compensation Plan (1) (2)

Name	Aggregate Balance at 2022 Year-End	Executive Contributions in 2023	Registrant Contributions in 2023	Aggregate Earnings in 2023	Aggregate Balance at 2023 Year-End
	($)	($) (3)	($) (4)	($)	($) (5)

Mr. Johnston	16,538,689	208,285	188,485	615,591	17,551,050
Mr. Sewell	6,394,204	284,976	110,985	1,702,437	8,492,602
Mr. Spray	—	—	—	—	—
Mr. Kellington	2,093,943	193,283	71,396	400,664	2,759,286
Ms. Cracas	1,592,726	209,538	63,238	425,877	2,291,379

(1)    Prior to 2009 the company did not contribute to the Top Hat Savings Plan.
(2)    No withdrawals or distributions occurred in 2023.
(3)    The named executive officers’ contributions shown in this column are also reported in the Summary Compensation Table in the Salary column, and included in the amounts shown for total compensation.
(4)    The amounts shown in this column reflect the company’s match of the eligible named executive officer’s contributions, up to 6% of the portion of their cash compensation that exceeds $330,000 and is reported in the All Other Compensation column of the Summary Compensation Table.
(5)    Of the amounts shown in this column, $7,948,921; $3,186,164; $0; $585,216; and $307,643 for Messrs. Johnston, Sewell, Spray, Kellington and Ms. Cracas, respectively, were reported in the Summary Compensation Table in prior years.

Defined contribution plans - The company sponsors a tax-qualified 401(k) savings plan for all associates as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a deferred compensation plan for a select group of management or certain highly compensated associates. Fidelity Management Trust Company is the third-party administrator of the company’s defined contribution plans. The company made no cash contributions to the 401(k) or Top Hat plans until September 2008. In connection with Retirement Plan changes effective September 1, 2008, the company began to match contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, up to a maximum of 6% of the associate’s annual cash compensation (salary and annual incentive compensation award). Participants in the Top Hat Savings Plan do not receive a matching contribution from the company unless their compensation level exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which was $330,000 for 2023. Contributions made by associates immediately vest, while company matching contributions vest after three years of service. Messrs. Johnston, Sewell, Kellington and Ms. Cracas participate in these defined contribution plans and receive company matches of contributions made in each up to the 6% maximum. Mr. Spray has not participated in the defined contribution plans.

Compensation payable to the named executive officers may be deferred pursuant to the Top Hat Savings Plan. Under the Top Hat Savings Plan, highly compensated individuals as defined by the plan, including the named executive officers, may elect to defer a percentage of salary, any discretionary bonus and any annual incentive compensation, less the required withholding. Deferral elections are made before the plan year for which compensation is to be deferred and are effective for the entire year. These elections generally may not be modified or terminated for that year. Compensation deferred by the named executive officer is credited to the individual’s deferred compensation account maintained by the company.

Beginning in 2008, in connection with the company’s redesign of our retirement benefit plans, we amended the Top Hat Savings Plan to eliminate the prior cap on the amount of salary that may be deferred and to permit company matching contributions for certain officers who have contributed to and received the maximum company match allowable in their 401(k) accounts, yet due to tax law limitations, are unable to receive a matching contribution for the compensation that exceeds the limit imposed on tax-qualified 401(k) plans. We do not otherwise contribute to or match contributions to this plan. Participants are prohibited from borrowing or pledging amounts credited to their accounts. Under the defined contribution plans, individuals choose one or more of several specified investment alternatives, including an alternative for Cincinnati Financial Corporation common stock. Earnings credited to the participant’s account are calculated based on the performance of the applicable investment choice(s) selected by the participant. We do not guarantee any level of return on contributions to the Top Hat Savings Plan.

Distributions from the Top Hat Savings Plan are made as soon as legally and administratively feasible after retirement, other separation from service or death, or pursuant to a qualified domestic relations order. Distributions to the named executive officers due to retirement or other separation of service are not permitted until the earlier of 180 days after employment terminates or death. Other than distributions pursuant to qualified domestic relations orders, distributions are made in the form of either a single lump-sum payment or monthly installments of not less than 12 months or more than 120 months, depending upon the participant’s prior election. To the extent that a participant chooses to have earnings credited based on the Cincinnati Financial Corporation common stock election, the participant may choose to receive any benefit payments in the form of stock. All other distributions are made in cash.

Potential Payments Upon Termination or Change of Control
We do not have employment contracts or severance plans applicable to any of our named executive officers. Assuming a termination of employment on December 31, 2023, amounts the named executive officer would receive are governed by the terms of our qualified and nonqualified defined benefit and defined contribution plans, our various stock compensation plans and the 2009 Annual Incentive Plan. Generally, upon termination of employment for any reason, the named executive officer would be entitled to receive the balance of the Top Hat Savings Plan account disclosed in the Aggregated Balance at 2023 Year-End column of the 2023 Nonqualified Deferred Compensation Plan table. Additionally, individual named executive officers would be entitled to receive the amounts set forth in the table below, depending on age and the nature of the termination.
Potential Payments Upon Termination

Name		Top Hat Savings Plan	Retirement Plan	SERP	Stock-Based Awards			Annual Incentive Compensation
					Retirement	Retirement with Disability	Change in Control	Retirement	Retirement with Disability	Change in Control
		($)	($)	($)	($)	($)	($)	($)	($)	($)
Mr. Johnston	(1)	17,551,050	—	—	—	5,189,224	5,189,224	—	2,412,305	2,412,305
Mr. Sewell	(1)	8,492,602	—	—	—	2,913,829	2,913,829	—	1,255,307	1,255,307
Mr. Spray	(2)	—	778,200	1,067,620	—	2,470,684	2,470,684	—	1,140,111	1,140,111
Mr. Kellington	(1)	2,759,286	—	—	—	2,031,936	2,031,936	—	875,324	875,324
Ms. Cracas	(3)	2,291,379	—	—	1,436,220	1,850,060	1,850,060	797,014	797,014	797,014

(1)    Messrs. Johnston, Sewell, and Kellington were hired after entry into the defined benefit pension plan was closed and, therefore, were never members of the pension plan or the SERP. If any retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of certain outstanding stock-based awards under the 2012 and 2016 Stock Compensation Plans and outstanding annual incentive compensation awards at levels determined by company performance. The amounts shown for Messrs. Johnston, Sewell and Kellington include the target value for annual incentive compensation; and include no value for PSUs as performance targets were not achieved for performance periods ending December 31, 2023, and target levels for performance-based stock awards with performance periods ending after December 31, 2023. For any other termination of employment, none would receive accelerated vesting of such awards because they have not attained age 65 and have not been employed with the company for 35 years.
(2)    Mr. Spray is a participant in the Retirement Plan and the SERP. If he retired due to a disability or terminated employment because of a change of control, he would receive accelerated vesting at target levels of outstanding stock-based awards under the 2012 and 2016 Stock Compensation Plans and outstanding awards of annual incentive compensation under the 2009 Annual Incentive Plan. The amount shown for Mr. Spray includes the target value for annual incentive compensation; and include no value for PSUs as performance targets were not achieved for performance periods ending December 31, 2023, and target levels for performance-based stock awards with performance periods ending after December 31, 2023. For any other termination of employment, Mr. Spray would not receive accelerated vesting of such awards because he has not attained age 65 and has not been employed with the company for 35 years.
(3)    Ms. Cracas elected to leave the defined benefit plan in 2008, in connection with the company’s restructuring of its retirement benefits. If she retired due to a disability or terminated employment because of change of control, she would receive accelerated vesting of certain outstanding stock-based awards under the 2012 and 2016 Stock Compensation Plans and outstanding annual incentive compensation awards at levels determined by company performance. The amount shown for Ms. Cracas includes the target value for annual incentive compensation; and includes no value for PSUs as performance targets were not achieved for the performance period ending December 31, 2023, and target levels for performance-based stock awards with performance periods ending after December 31, 2023. For any other termination of employment, she would also receive accelerated vesting of such awards because she has been employed with the company for 35 years and would satisfy the definition of a normal retirement.

Other Information - CEO Pay Ratio
We are committed to transparency about our compensation practices. We provide detailed and comprehensive public disclosure about how the Committee structures our executive compensation program and makes individual compensation decisions for the CEO and the other named executive officers each year. Internally, we provide transparency by publishing detailed information about salary bands for all positions. For annual cash incentive bonuses, we internally publish the bonus targets expressed as percentages of base annual compensation and provide a “bonus estimator” for associates to use to model how their annual incentive bonuses are affected by the company’s performance. Transparency was further enhanced in 2012, when we aligned all associate bonuses (from entry-level positions to our senior executives) to the same performance criteria. Since 2017, we also provide every associate with a “Current Compensation” summary that provides a total annual compensation value that is the sum of that associate’s base annual pay, the amount of the last annual incentive bonus paid and the value of the last paid restricted stock unit award. We also provide a full historical summary of all stock compensation awards. We expect that the CEO Pay Ratio disclosure further enhances our transparency about compensation.

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K. We employ approximately 5,400 associates in the United States (U.S.) and 89 associates in the United Kingdom (U.K.). As permitted by the de minimis exemption of the rule, all of our associates employed in the U.K. are excluded from the pay ratio calculation because they account for less than 5% of the total number of our U.S. and non-U.S. associates. Every three years we refresh our identification of the median employee that we use to calculate the CEO to median employee pay ratio. There were no significant changes to our compensation programs or employee base in 2023, so we used the same methodology that we used in prior years to determine the median employee that we used in 2020. In 2023, we identified the median employee by examining the annual total compensation for all of our U.S. associates, excluding our CEO, who were employed by us on December 1, 2023. We included all U.S. associates, whether employed on a full-time, part-time or seasonal basis. To determine the median employee, we calculated the total annual compensation for each of our then 5,452 associates as the sum of the following amounts:
•Annual base pay
•Increase in the value of the associate’s pension benefit
•The company’s contribution to the associate’s health insurance coverage
•The company’s matching contributions to the associate’s 401(k) account
•The company’s matching contributions to the associate's nonqualified deferred compensation (Top Hat) account
•Calendar year cash bonus
•Calendar year stock compensation grants (time- and or performance-vesting restricted stock units)
•Calendar year stock option grants (incentive or nonqualified stock options)
•Holiday stock compensation

We believe the use of these components for all associates is a consistently applied compensation measure that includes all of the compensation elements that are widely distributed throughout our organization, including retirement benefits.

After identifying the median employee based on the process described above, we calculated annual total compensation for the median employee using the same methodology we use for our named executive officers as set forth in the 2023 Summary Compensation Table. The total annual compensation calculated for our CEO was $8,381,511, and for our median employee was $120,704. The resulting ratio for our CEO’s pay compared with the pay of our median employee for 2023 is 69.4 to 1.

Other Information - Dodd-Frank Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we are providing the following information about executive compensation for our principal executive officer (CEO) and Non-CEO NEOs (Other NEOs) and company performance for the fiscal years listed below. This disclosure is not incorporated by reference into our 2023 Annual Report on Form 10-K. The Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For information about the company's pay-for-performance philosophy and how the Committee aligns executive compensation with the company's performance, refer to Compensation of Named Executive Officers, Compensation Discussion and Analysis beginning on Page 38.

Pay Versus Performance Table

Year	Summary Compensa-tion Total for CEO ($)	Compensa-tion actually paid to CEO ($)	Average Summary Compensa-tion Total for Other NEOs ($)	Average Compensa-tion actually paid to Other NEOs ($)	Value of Initial Fixed $100 Investment based on:		Net Income ($) (in millions)	VCR	3-Year TSR
					TSR	S&P Composite 1500 P&C Insurance Index
2023	8,381,511	6,659,295	4,036,200	3,232,544	109.50	156.60	1,843	19.5%	27.7%
2022	7,596,511	4,720,240	3,513,165	2,250,118	105.32	141.41	(487)	(14.6)%	5.3%
2021	6,490,767	9,608,066	3,181,147	4,447,000	114.32	123.70	2,968	25.7%	58.8%
2020	3,839,784	2,332,489	2,092,643	1,253,067	85.77	104.83	1,216	14.7%	26.5%
1.Steven J. Johnston was our CEO for each year presented. The individuals comprising the Other NEOs for each year presented are listed below.

2020	2021	2022	2023
Michael J. Sewell	Michael J. Sewell	Michael J. Sewell	Michael J. Sewell
Martin F. Hollenbeck	Martin F. Hollenbeck	Stephen M. Spray	Stephen M. Spray
Martin J. Mullen	John S. Kellington	Martin F. Hollenbeck	John S. Kellington
John S. Kellington	Stephen M. Spray	John S. Kellington	Teresa C. Cracas
Stephen M. Spray		Teresa C. Cracas
2.    The amounts shown for Compensation Actually Paid (CAP) have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the company’s CEO or Other NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.

3.    CAP reflects the exclusions and inclusions of certain amounts for the CEO and the Other NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table for the listed year. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table for the listed year. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for CEO ($)	Exclusion of Change in Pension Value for CEO ($)	Exclusion of Stock Awards and Option Awards for CEO ($)	Inclusion of Pension Service Cost for CEO ($)	Inclusion of Equity Values for CEO ($)	Compensation Actually Paid to CEO ($)
2023	8,381,511	—	(4,540,234)	—	2,818,018	6,659,295
2022	7,596,511	—	(3,914,926)	—	1,038,655	4,720,240
2021	6,490,767	—	(2,511,095)	—	5,628,394	9,608,066
2020	3,839,784	—	(2,069,478)	—	562,183	2,332,489

Year	Average Summary Compensation Table Total for Other NEOs ($)	Average Exclusion of Change in Pension Value for Other NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Other NEOs ($)	Average Inclusion of Pension Service Cost for Other NEOs ($)	Average Inclusion of Equity Values for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs ($)
2023	4,036,200	(99,559)	(1,987,382)	20,415	1,262,870	3,232,544
2022	3,513,165	—	(1,699,967)	21,559	415,361	2,250,118
2021	3,181,147	(65,495)	(1,117,955)	24,446	2,424,857	4,447,000
2020	2,092,643	(182,623)	(896,434)	13,047	226,434	1,253,067

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for CEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for CEO ($)	Vesting Date Fair Value of Equity Awards Granted During Year that Vested During Year for CEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for CEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for CEO ($)	Total Inclusion of Equity Values for CEO ($)
2023	2,856,060	(939,055)	—	901,013	—	2,818,018
2022	2,225,211	(1,787,489)	—	600,933	—	1,038,655
2021	3,544,638	1,504,404	—	579,352	—	5,628,394
2020	1,537,273	(1,305,778)	—	330,688	—	562,183

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Other NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Other NEOs ($)	Average Vesting Date Fair Value of Equity Awards Granted During Year that Vested During Year for Other NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Other NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Other NEOs ($)	Total - Average Inclusion of Equity Values for Other NEOs ($)
2023	1,265,153	(370,422)	—	368,139	—	1,262,870
2022	835,910	(698,989)	95,540	197,696	(14,796)	415,361
2021	1,563,008	628,049	—	233,800	—	2,424,857
2020	596,733	(460,153)	49,917	52,845	(12,908)	226,434
4.    The Peer Group TSR set forth in this table utilizes the S&P Composite 1500 Property & Casualty Insurance Index, which we also use for the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K, for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the company and in the S&P Composite 1500 Property & Casualty Insurance Index, respectively. All dollar values assume reinvestment of the pre-tax value of dividends paid by companies, where applicable, included in the S&P Composite 1500 Property & Casualty Insurance Index. Historical stock performance is not necessarily indicative of future stock performance. This index is not the Peer Group used by the Committee to determine performance-based compensation awards.

Financial Performance Measures
As described in greater detail in “Compensation of Named Executive Officers – Compensation Discussion and Analysis,” the company’s executive compensation program is based on a pay-for-performance philosophy. The metrics that the company uses for both our short-term and long-term performance-based awards are selected to incentivize achievement of both short-term and long-term performance objectives that create value for our enterprise and our shareholders. For 2023, we determined VCR to be the most important financial performance measure used to link company performance to CAP for our CEO and Other NEOs. This performance measure may not have been the most important financial performance measure for years 2020 through 2022, and we may determine a different financial performance measure to be the most important financial performance measure in future years. The Committee established relative VCR compared with the nine companies included in company’s Peer Group as the primary performance objective for annual incentive compensation awards. The relative VCR placement earned payouts at target levels for the CEO and the Other NEOs for 2023. The Committee does not use the S&P Composite 1500 Property & Casualty Insurance Index in setting targets or objectives for performance-based compensation. See Compensation of Named Executive Officers, Compensation Discussion and Analysis, Benchmarking and Peer Group beginning on Page 56 for more information about the Committee's selection and use of the Peer Group in making compensation decisions.

Analysis of the Information Presented in the Pay Versus Performance Table
While the Committee uses several performance measures to align executive compensation with company performance, including VCR and 3-year TSR achievement relative to the companies in the Peer Group, not all of those performance measures are presented in the Pay Versus Performance Table and therefore the company’s performance measures do not necessarily align with CAP as calculated in accordance with Item 402(v) of Regulation S-K for a particular year. In accordance with Item 402(v) of Regulation S-K, the company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Table.

CAP and Cumulative TSR
As shown in the charts below, the CEO and Other NEOs’ CAP amounts are generally aligned with the company’s TSR. This is due primarily to the company's use of equity incentives, which are tied directly to stock price in addition to the company’s financial performance. As described in more detail in Compensation of Named Executive Officers, Compensation Discussion and Analysis, Long-Term Stock-Based Compensation beginning on Page 49, the Committee selected 3-year TSR relative to the Peer Group as the performance objective for performance-based restricted stock units that were granted in the listed years. The same measure also applied to performance-based restricted stock units that vested during the listed years.

CAP and Net Income
As shown in the charts below, the company’s net income has varied significantly in the years presented. This is due in large part to the inclusion of the change in fair value in our equity portfolio in the net income calculation in accordance with FASB, ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities. Stock market volatility throughout the period also affected the valuations of outstanding equity incentives. The Committee does not use net income as a performance objective in any of the performance-based compensation awards.

CAP and VCR
As shown in the charts below, the CEO and Other NEOs’ CAP amounts are generally aligned with the company’s VCR. This is due primarily to the contribution of the changes in book value to the VCR calculation, which includes the changes in fair value in the company’s equity portfolio. As described in more detail in Compensation of Named Executive Officers, Compensation Discussion and Analysis, beginning on Page 38, the committee selected VCR relative to the peer group as the performance objective for annual incentive compensation awards that were granted in the listed years.

Audit-Related Matters

Proposal 4 - Ratifying the Selection of the Independent Registered Public Accounting Firm
The audit committee has selected the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2024. Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this selection and to seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2024 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

Vote Required
A majority of the votes cast in favor of this proposal is required for approval. Abstentions and broker nonvotes have no effect on the voting for this proposal, but are counted as present for purposes of determining whether quorum requirements are met for the meeting.

The board of directors recommends a vote FOR the resolution ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2024.

Report of the Audit Committee
The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered accounting firm, the performance of the company’s internal audit department and independent registered accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered accounting firm. The committee has seven independent directors and operates under a written charter. The board has determined that each committee member is independent under the standards of director independence established by the Nasdaq listing requirements and is also independent for purposes of Section 10A(m)(3) of the Exchange Act.

Management is responsible for the financial reporting process, including the system of internal controls; for the preparation of consolidated financial statements in accordance with generally accepted accounting principles; and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm.

The committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2023, with management, the internal auditors and Deloitte & Touche LLP. The committee also discussed with management, the internal auditors and Deloitte & Touche LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the SEC and the processes used to support management’s annual report on the company’s internal controls over financial reporting.

The committee also discussed with Deloitte & Touche LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (PCAOB), including, among other matters, those related to the conduct of the audit of the company’s consolidated financial statements and those required to be discussed by AICPA Auditing Standards No. 61, codified into American Institute of Certified Public Accountants (AICPA), Professional Standards, Vol. 1. AU Section 380 and PCAOB Auditing Standard No. 16 - Communications with Audit Committees, effective pursuant to SEC Release No. 34-68453 (December 17, 2012). The committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable standards of the PCAOB regarding its communications with the committee concerning independence, and the committee has discussed with Deloitte & Touche LLP its independence from the company. The committee considered whether services Deloitte & Touche LLP provided to the company beyond those rendered in connection with its audit of the company’s consolidated financial statements and its reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q were compatible with maintaining its independence. The committee also reviewed, among other things, the audit, audit-related and tax services performed by Deloitte & Touche LLP, and the amount of fees paid for such services. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2023, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2024, and is presenting the selection to the shareholders for ratification at the 2024 Annual Meeting of Shareholders.

Submitted by the audit committee:

Thomas J. Aaron, Nancy C. Benacci, Linda W. Clement-Holmes, Dirk J. Debbink, David P. Osborn, Gretchen W. Schar (Chair), and Cheng-sheng Peter Wu

Fees Billed by the Independent Registered Public Accounting Firm
The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the year ended December 31, 2023.

	Year Ended December 31,
	2023	2022

Audit Fees	$3,835,148	$3,747,516
Audit-Related Fees	264,931	190,279
Tax Fees	1,072,520	1,304,359
Subtotal	5,172,599	5,242,154
All Other Fees	2,018	2,800
Deloitte & Touche LLP Total Fees	$5,174,617	$5,244,954

Services Provided by the Independent Registered Public Accounting Firm
All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2023 and 2022, all services rendered by the independent registered accounting firm were preapproved by the audit committee, and no fees were charged pursuant to the de minimis safe harbor exception to the preapproval requirement described in the audit committee charter.

Under the preapproval policy, the audit committee preapproves specific services related to the primary service categories of audit services, audit-related services, tax services and other services. A one-time preapproval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of nonaudit services specified under the policy requiring preapproval may include: financial and tax due diligence, benefit plan audits, AICPA agreed-upon procedures, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, tax controversy advice (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, allowable actuarial reviews and advice and financial and internal control training.

The committee must individually approve engagements for permissible services. All engagements are periodically reported to the audit committee. The preapproval of potential services can be provided by the audit committee chair as a delegate of the audit committee. The audit committee chair reports any such preapproved services to the committee at its next meeting. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.

Audit Fees - For the integrated audit of the company’s annual financial statements; review of financial statements included in our Form 10-K filing; reviews of financial statements included in our Form 10-Q filings; consents; and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees - For assurance and related services reasonably related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits, agreed-upon procedures, and statements of actuarial opinion.

Tax Fees - For professional services with respect to tax controversy advice, tax compliance and support, tax research, employee benefit compliance and advice, and indirect tax assistance. None of the tax fees in 2023 or 2022 were related to tax advice, planning or consulting for retired executives. Our independent registered public accounting firm does not perform any tax shelter work on our behalf.

All Other Fees - For training provided to the company and the company’s use of an accounting research tool.

Frequently Asked Questions

Why are these materials important?
The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2024 Annual Meeting of Shareholders. Shareholders of record at the close of business on March 6, 2024, may vote. You have one vote for each share of common stock you owned on that date. There were 156,689,025 shares of common stock outstanding as of the close of business on March 6, 2024. A majority of the outstanding shares, or 78,344,513 shares, must be represented to hold the meeting. This constitutes a quorum.

How do I vote?
You may vote by proxy, whether or not you attend the shareholder meeting. Even if you plan to attend the shareholder meeting, we ask that you vote your shares in one of the ways listed below. Attending the shareholder meeting does not constitute a revocation of a previously submitted vote.

A Notice Regarding the Availability of Proxy Materials will be provided to you by mail in late March, unless you previously requested for these materials to be delivered to you in paper or by email. The Notice includes instructions for viewing our year-end 2023 financial materials and proxy statement online and for voting via the internet, by telephone or by mail, along with the required Control Number (the Control Number is unique to each account). The Notice also includes instructions on how to request paper materials.

Shareholders who previously requested paper or email delivery of all materials will receive the 2023 Annual Report on Form 10-K, the 2024 Annual Letter to Shareholders and the 2024 Shareholder Meeting Notice and Proxy Statement in late March or early April.

If you are a Shareholder of Record who owns shares directly in your name, you may vote your shares in one of the following ways:

By telephone. You may vote your shares by calling 1-866-804-9616.

Over the internet. Go to AALvote.com/cinf. You will need to have your Control Number available when you access the website. Your Control Number is on the Notice or proxy card that you received in the mail.

By scanning the QR code on your proxy card or Notice with your mobile device. The QR code on your proxy card or Notice is a unique identifier so you will not need to enter a Control Number. If you scan the QR code with your mobile device, you will access our proxy materials along with a voting screen.
By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Be sure to return your proxy card in time to be received and counted before the Annual Meeting.
During the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions, vote by telephone or via the internet by the applicable deadline so that your vote will be counted if you later decide not to virtually attend the meeting.
If you vote by telephone or via the internet at AALvote.com/cinf or by scanning the QR code with your mobile device, you must vote no later than 11:59 p.m. ET on May 3, 2024. You do not need to return a proxy card by mail. Voting electronically or by telephone is convenient, reduces the use of natural resources and saves significant postage and processing costs. Your vote is also recorded immediately and there is no risk that postal delays could cause your vote to arrive late and therefore not be counted.

If you are a Beneficial Shareholder who owns shares indirectly through a bank, broker or other nominee, you should follow the instructions in the Notice or voting instructions that you receive from the broker or other nominee holding your shares. Beneficial Shareholders include current and former company associates who hold shares in the Cincinnati Financial Corporation Savings Plan. The availability of telephone and internet voting will depend on the voting process of your broker or nominee. Shares held beneficially may be voted at the Annual Meeting only if you provide a legal proxy from your broker or nominee giving you the right to vote the shares.

How do I locate my Control Number?
If you receive our information in the mail, the Control Number is on the Notice or proxy card that also indicates your name and the number of shares you own. If you receive our information electronically, the Control Number is in the text of the email. If you are a Shareholder of Record, you may also obtain your Control Number by calling 1-855-200-8057. If you are a Beneficial Shareholder, your bank, broker or other nominee can provide your Control Number.

Can I obtain another proxy card so I can vote by mail?
If you are a Shareholder of Record, you may obtain another proxy card by calling 1-877-777-2857. If you are a Beneficial Shareholder, your bank, broker or other nominee can supply another voting instruction form.

Can my shares be voted if I don’t return my proxy or voting instructions and don’t attend the annual shareholder meeting?
If you are a Shareholder of Record, the answer is no. If you are a Beneficial Shareholder and you do not direct your nominee as to how to vote your shares, applicable rules provide that the nominee generally may vote your shares on any of the routine matters scheduled to come before the meeting. The proposal to ratify the selection of the independent registered public accounting firm is believed to be the only routine matter scheduled to come before this year’s annual meeting. If your nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called broker nonvotes) are counted as present in determining whether we have a quorum but have no effect on the votes required to elect directors, approve the Cincinnati Financial Corporation 2024 Stock Compensation Plan, or to approve, on an advisory basis, compensation for our named executive officers.

Can I change my vote or revoke my proxy?
Yes. Simply cast a new vote by internet or telephone or send in a new signed proxy card with a later date. If you are a Shareholder of Record, you may send a written notice of revocation to the corporate secretary of the company. If you hold shares directly in your name and attend the annual meeting, you also may choose to vote in person. At the meeting, you can request a ballot and direct that your previously submitted proxy not be used.

How are the votes counted?
Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the preliminary results at the meeting. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy. The company publicly discloses the final voting results in a Form 8-K filing after the vote count is certified, usually within a week of the meeting.

Could other matters be decided at the meeting?
We do not know of any matters to be considered at the annual meeting other than the election of directors and the proposals described in this proxy statement. For any other matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Can I listen to the meeting if I do not attend the annual shareholder meeting in person?
You can listen to a live webcast of the meeting. Instructions are available at cinfin.com/investors approximately two weeks before the meeting. An audio replay is available on the website within two hours after the close of the meeting.

How can I obtain a 2023 Annual Report?
You can obtain our 2023 Annual Report on Form 10-K as filed with the SEC at no cost in several ways. You may view, search or print the document online from cinfin.com/investors or viewproxy.com/cinfin/2024. You may ask that a copy be mailed to you by contacting the corporate secretary of Cincinnati Financial Corporation. Or, you may request it directly from Shareholder Services. Please see the Investor Contacts page of cinfin.com/investors for details. These contacts are also listed at the end of this proxy statement.

Conclusion

Shareholder Proposals, Director Nominations and Important Dates
Shareholder Proposals for Inclusion in the Proxy Statement for the 2025 Annual Shareholder Meeting
Any qualified shareholder who wishes to present a proposal for action at the 2025 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, Attn: Lisa A. Love, Corporate Secretary, P.O. Box 145496, Cincinnati, Ohio 45250-5496, on or before November 21, 2024, to be included in our proxy statement for the 2025 Annual Meeting of Shareholders. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2025 Annual Meeting of Shareholders is not within 30 days of May 4, 2025, the deadline will be a reasonable time before we begin to print and mail the proxy materials for the 2025 annual meeting. In addition, the proxy solicited by the board for the 2025 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if we receive notice of such proposal later than February 3, 2025, without the matter having been discussed in such proxy.

Director Nominations for Inclusion in the Proxy Statement for the 2025 Annual Shareholder Meeting
In 2018, shareholders approved the addition of a proxy access amendment to the company's Code of Regulations which requires any qualified shareholder or group of qualified shareholders who wish to nominate one or more director candidates to be included in the company's proxy statement for the 2025 Annual Meeting of Shareholders to deliver proper written notice to our corporate secretary of any such nomination no earlier than the close of business on December 5, 2024, and no later than the close of business on January 4, 2025. The nomination must otherwise comply with our Code of Regulations.

Other Proposals or Director Nominations for Presentation at the 2025 Annual Shareholder Meeting
A qualified shareholder who wishes to present a proposal for action or for nomination of a candidate for election to our board of directors at the 2025 Annual Meeting of Shareholders (other than any proposal made pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934 or nomination of a director candidate using proxy access) must deliver a notice of the proposal, in the form required by Section 6 of our Code of Regulations, to our corporate secretary on or before February 3, 2025, but not before January 4, 2025, or the shareholder’s proposal will not be permitted to be brought before the 2025 Annual Meeting of Shareholders. Finally, the deadline for providing notice to the company under Rule 14a-19, the SEC's universal proxy rule, of a shareholder's intent to solicit proxies in support of nominees submitted under the company's advance notice bylaws for our 2025 annual meeting is February 3, 2025.

Cost of Solicitation
Proxies may be solicited by our directors, officers or other employees, either in person or by mail, telephone or email. The cost of soliciting proxies will be borne by the company. We have contracted with Alliance Advisors LLC to provide internet and telephone voting service for our direct shareholders of record. We ask banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy materials to beneficial owners of shares or to request authority for the execution of proxies; and we have agreed to reimburse reasonable out-of-pocket expenses incurred. We have retained the services of Alliance Advisors LLC, a proxy solicitation firm, to assist us in soliciting proxies for the 2024 Annual Meeting of Shareholders. The cost of such services is estimated at $10,000 plus out-of-pocket expenses.

Other Business
Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business properly comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Lisa A. Love
Lisa A. Love, Esq.
Chief Legal Officer, Executive Vice President and Corporate Secretary
March 20, 2024
Cincinnati Financial Corporation

Appendix A

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules for insurance company regulation in the United States of America as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP results to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•Non-GAAP operating income: Non-GAAP operating income is calculated by excluding investment gains and losses (defined as investment gains and losses after applicable federal and state income taxes) and other significant non-recurring items from net income. Management evaluates non-GAAP operating income to measure the success of pricing, rate and underwriting strategies. While investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses on fixed-maturity securities sold in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses are recognized from certain changes in market values of securities without actual realization. Management believes that the level of investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.
For these reasons, many investors and shareholders consider non-GAAP operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents non-GAAP operating income so that all investors have what management believes to be a useful supplement to GAAP information.
•    Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segments plus our reinsurance assumed operations known as Cincinnati Re and our London-based global specialty underwriter known as Cincinnati Global.
•Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus investment gains and losses, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

Cincinnati Financial Corporation
Net Income Reconciliation

(Dollars in millions except per share data)	Years ended December 31,
	2023	2022
Net income (loss)	$1,843	$(487)
Less:
Investment gains and losses, net	1,127	(1,467)
Income tax on investment gains and losses	(236)	308
Investment gains and losses, after-tax	891	(1,159)
Non-GAAP operating income	$952	$672

Diluted per share data:
Net income (loss)	$11.66	$(3.06)
Less:
Investment gains and losses, net	7.13	(9.24)
Income tax on investment gains and losses	(1.50)	1.94
Investment gains and losses, after-tax	5.63	(7.30)
Non-GAAP operating income	$6.03	$4.24

Life Insurance Reconciliation

(Dollars in millions)	Years ended December 31,
	2023	2022
Net income of life insurance subsidiary	$75	$65
Investment gains and losses, net	(9)	(2)
Income tax on investment gains and losses	(2)	—
Non-GAAP operating income	82	67

Investment income, net of expenses	(184)	(171)
Investment income credited to contract holders	121	109
Income tax excluding tax on investment gains and losses, net	22	22
Life insurance segment profit	$41	$27

Property Casualty Operations Reconciliation

(Dollars in millions)	Year ended December 31, 2023
	Consolidated	Commercial	Personal	E&S	Other*
Premiums:
Net written premiums	$8,046	$4,336	$2,302	$570	$838
Unearned premiums change	(401)	(72)	(258)	(28)	(43)
Earned premiums	$7,645	$4,264	$2,044	$542	$795

Underwriting profit (loss)	$401	$168	$(4)	$54	$183

(Dollars in millions)	Year ended December 31, 2022
	Consolidated	Commercial	Personal	E&S	Other*
Premiums:
Net written premiums	$7,307	$4,159	$1,831	$502	$815
Unearned premiums change	(383)	(135)	(142)	(17)	(89)
Earned premiums	$6,924	$4,024	$1,689	$485	$726

Underwriting profit	$140	$38	$18	$48	$36

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding.
*Included in Other are the results of Cincinnati Re and Cincinnati Global.

Other Measures
•Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this measure is useful, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.
•    Written premium: Under statutory accounting rules in the U.S., property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. The difference between written and earned premium is unearned premium.

Cincinnati Financial Corporation
Value Creation Ratio Calculations

(Dollars are per share)	Years ended December 31,
	2023	2022
Book value change per share
Book value as originally reported December 31, 2022		$67.01
Cumulative effect of change in accounting for long-duration insurance contracts, net of tax		0.20
Book value as adjusted December 31, 2022		$67.21

Value creation ratio:
End of period book value*	$77.06	$67.01
Less beginning of period book value	67.01	81.72
Change in book value	10.05	(14.71)
Dividend declared to shareholders	3.00	2.76
Total value creation	$13.05	$(11.95)

Value creation ratio from change in book value**	15.0%	(18.0)%
Value creation ratio from dividends declared to shareholders***	4.5	3.4
Value creation ratio	19.5%	(14.6)%

* Book value per share is calculated by dividing end of period total shareholders’ equity by end of period shares outstanding
** Change in book value divided by the beginning of period book value
*** Dividend declared to shareholders divided by beginning of period book value

Appendix B
Cincinnati Financial Corporation 2024 Stock Compensation Plan

1.Purpose. The purpose of the Plan is to support the Company’s ongoing efforts to attract, develop, retain and motivate Associates and to provide them with incentives that are directly linked to the profitability of the Company’s businesses and to increases in shareholder value.
2.Definitions. For purposes of the Plan, the following terms are defined as set forth below:
a.“Associate” means employee of the Company or its operating subsidiaries and affiliates.
b.“Award” means a grant under the Plan of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards.
c.“Board” means the Board of Directors of the Company.
d.“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
e.“Commission” means the Securities and Exchange Commission or any successor agency.
f.“Committee” means the compensation committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan, which, in any case, shall include as members at least two “nonemployees” within the meaning of Rule 16b-3 of the SEC, two “outside directors” for purposes of Code Section 162(m), and which is otherwise in compliance with any other requirements of applicable laws or regulations or the requirements of The Nasdaq Global Select Market.
g.“Common Stock” or “Stock” means the common stock of the Company.
h.“Company” means Cincinnati Financial Corporation, a corporation organized under the laws of the State of Ohio, or any successor thereto.
i.“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
j.“Fair Market Value” means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on The Nasdaq Global Select Market, or, if no such sale of Common Stock is reported on such date, the fair market value of the Stock as determined by the Committee in good faith.
k.“Incentive Stock Option” means any Stock Option that complies with Section 422 (or any amended or successor provision) of the Code.
l.“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
m.“Other Stock-Based Award” means an Award made pursuant to Section 6(a)(v).
n.“Participant” means any eligible Associate as set forth in Section 4 to whom an Award is granted.
o.“Performance Cycle” means the period selected by the Committee during which the performance of the Company or of any subsidiary, affiliate or of unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.
p.“Performance Goals” mean the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently awarded under the Plan. The Performance Goals for Awards shall be derived from one or more of the following criteria: earnings per share, total shareholder return, operating income, net income, adjusted net earnings, cash flow, return on equity, return on capital, the combined ratio, premium growth, investment performance, and/or value creation ratio.
q.“Plan” means this Cincinnati Financial Corporation 2024 Stock Compensation Plan, as amended from time to time.
r.“Repricing” means any of the following actions taken by the Committee with respect to an Option or Stock Appreciation Right: (i) lowering or reducing its exercise price, (ii) cancelling, exchanging or surrendering it in exchange for: (A) cash or another award for the purpose of repricing the award or (B) an Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original award; and (iii) taking any other action that constitutes a “repricing” under applicable laws; provided that a Repricing shall not include any action taken with stockholder approval or any adjustment of an Option or Stock Appreciation Right pursuant to Section 5(b).
s.“Restricted Period” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.
t.“Restricted Stock” means an Award of shares of Common Stock pursuant to Section 6(a)(iii).
u.“Restricted Stock Unit” means an Award described in Section 6(a)(iv).
v.“Spread Value” means, with respect to a share of Common Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award’s exercise or grant price, if any.
w.“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 6(a)(ii).
x.“Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 6(a)(i).
y.“Value Creation Ratio” means the total of 1) rate of growth in book value per share plus 2) the ratio of dividends declared per share to beginning book value per share.
3.Administration. The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee shall have the authority to adopt such modifications, procedures and sub-plans as may be necessary or desirable to comply with all applicable laws, regulations, and accounting principles. Subject to the terms of the Plan, the Committee shall have the authority to determine those Associates who shall receive Awards and the amount, type and terms of each Award, and to establish and administer any Performance Goals applicable to such Awards. The Committee may delegate its authority and power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, but only with respect to Participants who are not subject to either Section 16 of the Exchange Act or Section 162(m) (or any amended or successor provision) of the Code. Any determination made by the Committee or by one or more officers pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan shall be final, binding and conclusive on all persons, including the Company and Plan Participants. Notwithstanding anything to the contrary herein, in no event shall the Committee effect any Repricing of any Option or Stock Appreciation Right.
4.Eligibility. All Associates of the Company and its subsidiaries and affiliates are eligible to be granted Awards under the Plan. No Associate shall have at any time the right to receive an Award, or having previously received an Award, to receive any further Awards.
5.Common Stock Subject to the Plan.
a.Common Stock Available. The total number of shares of Common Stock reserved and available for distribution pursuant to Awards granted under the Plan shall be 9,000,000; provided, however, that any shares of Common Stock issued to Participants pursuant to Awards in any form other than Stock Options and Stock Appreciation Rights shall be counted against such 9,000,000 share limit as three shares for every one share of Common Stock actually issued. Each Stock Appreciation Right Award granted under the Plan that may be settled in shares of Common Stock shall be counted in full (i.e., to the extent of the face number of shares originally granted) against the maximum number of shares of Common Stock available for award under the Plan, regardless of the actual number of shares of Common Stock that are actually issued to the Participant upon settlement of the Stock Appreciation Right. Shares issued under the Plan may be either authorized but unissued shares or treasury shares, as designated by the Committee. To the extent any Award under this Plan terminates, expires or is forfeited without a distribution being made to the Participant in the form of Common Stock, the shares subject to such Award that were not so issued, if any, shall again become available for distribution in connection with Awards under the Plan. Any shares of Common Stock that are used by a Participant as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not be available for subsequent distribution in connection with Awards under the Plan.
b.Adjustments for Certain Corporate Transactions. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after adoption of the Plan, the Committee is authorized to make such adjustments or substitutions with respect to the Plan and to Awards granted hereunder as it deems appropriate to reflect the occurrence of such event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the Award limits set forth in Section 6, (C) to the Performance Goals or Performance Cycles of any outstanding Performance-Based Awards, and (D) to the number and kind of securities subject to outstanding Awards and, if applicable, the grant or exercise price or Spread Value of outstanding Awards. In connection with any of the events described in this Section 5(b), the Committee is also authorized to provide for the payment of any outstanding Awards in cash, including, but not limited to, payment of cash in lieu of any fractional Awards. In the event of any conflict between this Section 5(b) and other provisions of the Plan, the provisions of this section shall control.
6.Awards.
a.General. The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination or in tandem with other Awards.
i.Stock Options. A Stock Option represents the right to purchase a share of stock at a predetermined grant price. Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options, as specified in the Award agreement. The term of each Stock Option shall be set forth in the Award agreement, but no Stock Option shall be exercisable more than 10 years after the grant date. The grant price per share of Common Stock purchasable under a Stock Option shall not be less than 100 percent of the Fair Market Value on the date of grant. Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written or electronic notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in a manner prescribed in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or as prescribed by the laws of descent and distribution, Stock Options may not be sold, assigned, transferred, pledged or otherwise encumbered.
ii.Stock Appreciation Rights. A SAR represents the right to receive a cash payment, shares of Common Stock, or both (as determined by the Committee), with a value equal to the Spread Value on the date the SAR is exercised. The grant price of a SAR shall be set forth in the applicable Award agreement and shall not be less than 100 percent of the Fair Market Value on the date of grant. Subject to the terms of the applicable Award agreement, a SAR shall be exercisable, in whole or in part, by giving written or electronic notice of exercise to the Company in the manner prescribed in the applicable Award agreement. The term of each SAR shall be set forth in the Award agreement, but no SAR shall be exercisable more than 10 years after the grant date. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, SARs may not be sold, assigned, transferred, pledged or otherwise encumbered.
iii.Restricted Stock. Shares of Restricted Stock are shares of Common Stock that are awarded to a Participant and that during the Restricted Period may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Except as provided above or in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock all the rights of a holder of Common Stock during the Restricted Period.
iv.Restricted Stock Units. Restricted Stock Units represent the right to receive shares of Common Stock, cash, or both (as determined by the Committee) upon satisfaction of such conditions as may be set forth in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Except as provided in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock Units none of the rights of a holder of Common Stock unless and until shares of Common Stock are actually delivered in satisfaction of the conditions underlying such Restricted Stock Units.
v.Other Stock-Based Awards. Other Stock-Based Awards are Awards, other than Stock Options, SARs, Restricted Stock, or Restricted Stock Units that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The grant, purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this subsection (v) shall be on such terms and conditions and by such methods as shall be specified by the Committee. Where the value of an Other Stock-Based Award is based on the Spread Value, the grant price for such an Award shall not be less than 100 percent of the Fair Market Value on the date of grant.
b.Performance-Based Awards. Any Awards granted pursuant to the Plan may be in the form of performance-based Awards through the application of Performance Goals and Performance Cycles.
c.Award Limitations. Awards granted under the Plan shall be subject to the following limitations:
i.Stock Options. No Participant shall be granted Stock Options of more than 100,000 shares of Common Stock during any single calendar year.
ii.Incentive Stock Options. The aggregate Fair Market Value (at the grant date) of the Common Stock with respect to which Incentive Stock Options are first exercisable by any Participant in any one calendar year shall not exceed $100,000.
iii.Restricted Stock and Restricted Stock Units. No Participant shall be granted Restricted Stock and/or Restricted Stock Units in a total amount exceeding 100,000 shares of Common Stock during any single calendar year.
iv.Stock Appreciation Rights and Other Stock-Based Awards. No Participant shall be granted Stock Appreciation Rights and/or Other Stock-Based Awards in a total amount exceeding 100,000 shares of Common Stock during any single calendar year.
7.Change in Control. Unless otherwise expressly provided in an applicable Award agreement and notwithstanding any other provision of the Plan to the contrary, if a Participant’s employment with the Company is terminated by action of the employing entity within 12 months after the effective date of a Change in Control, then all Stock Options and Stock Appreciation Rights held by such Participant as of the date of termination shall become fully vested and exercisable, and the restrictions and other conditions applicable to any Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards held by such Participant as of the date of termination, including vesting requirements, shall lapse, and such Awards shall become free of all restrictions and fully vested. For this purpose, a “Change in Control” means the event which shall be deemed to have occurred after the date this Plan is adopted by the Company’s shareholders if either (i), any person, entity or group becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or (ii) as a result of, or in connection with, or within two years following, a tender or exchange offer for the voting stock of the Company, a merger or other business combination to which the Company is a party, the sale or other disposition of all or substantially all of the assets of the Company, a reorganization of the Company, or a proxy contest in connection with the election of members of the Board of Directors, the persons who were directors of the Company immediately prior to any such transactions cease to constitute a majority of the Board of Directors or of the board of directors of any successor to the Company (except for resignation due to death, disability or normal retirement). For purposes of the definition in the preceding sentence, any terms that are defined by rules promulgated by the SEC shall have the meanings specified in such definitions from time to time.
8.Clawback and Forfeiture. Any awards granted under the Plan will be subject to reduction, cancellation, forfeiture or recoupment to the extent required by applicable laws, regulations, stock exchange rules, the Company’s Policy For The Recovery Of Erroneously Awarded Compensation, or to the extent otherwise provided in an Award agreement at the time of grant.
9.Plan Amendment and Termination. The Board may amend or terminate the Plan at any time, provided that no amendment shall be made without shareholder approval if such approval is required under applicable law, regulation, or stock exchange rule, or if such amendment would (i) decrease the grant or exercise price of any Stock Option, SAR or Other Stock-Based Award to less than the Fair Market Value on the date of grant, or (ii) increase the total number of shares of Common Stock that may be distributed under the Plan. The Committee may not, without shareholder approval, cancel any Stock Option, SAR or Other Stock-Based Award and substitute it with a lower grant price, cash or other awards. Except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Plan Participants, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.
10.Payments and Payment Deferrals. Payment of Awards may be in the form of cash, Common Stock, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents.
11.Award Agreements. Each Award under the Plan shall be evidenced by a written agreement in a form prescribed by the Committee that sets forth the terms, conditions and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event the Participant’s employment terminates. The Committee may amend an Award agreement, provided that, except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Plan Participants, no such amendment may materially and adversely affect an Award without the Participant’s consent.
12.Shareholder Rights. The Participant shall not have the right to vote any shares of Common Stock or to receive any cash dividends or dividend equivalents payable with respect to any shares, other than with respect to shares of Restricted Stock, or otherwise have any rights as a shareholder with respect to any shares, unless and until the shares have actually been issued to the Participant. For the avoidance of doubt, no dividends or dividend equivalents shall be issued with respect to any unvested awards under this Plan, other than with respect to shares of Restricted Stock for which dividends shall accrue during the Restricted Period and only become payable after the Restricted Period. Any dividends accrued on shares of Restricted Stock shall be subject to forfeiture to the same extent as the Restricted Stock.
13.Unfunded Status of Plan. It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.
14.General Provisions.
a.Investment Representations. The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares for investment and not with a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.
b.Not an Employment Obligation. Neither the adoption of the Plan nor the granting of Awards under the Plan shall confer upon any Associate any right to continued employment nor shall they interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment of any Associate at any time.
c.Income Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company for the payment of, any federal, state, local or foreign taxes of any kind that are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee and except in the case of Incentive Stock Options, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its subsidiaries and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.
d.Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Ohio, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio to resolve any and all issues that may arise out of or relate to the Plan or any related Award.
e.Severability. If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.
f.Successors and Assigns. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
g.Effective Date; Plan Expiration. If approved by the Company shareholders, the Plan shall become effective on May 4, 2024. Except as otherwise provided by the Board, no Awards shall be made after May 3, 2034, provided that any Awards granted prior to that date may extend beyond it.

SHAREHOLDER INFORMATION

Annual Meeting
Shareholders are invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation at 9:30 a.m. ET, on Saturday, May 4, 2024, at Cincinnati Financial Headquarters, 6200 S. Gilmore Road, Fairfield, Ohio. You may listen to an audio webcast of the event by visiting *cinfin.com/investors*.

Common Stock Price and Dividend Data

Common shares are traded under the symbol CINF on the Nasdaq Global Select Stock Market.

(Source: Nasdaq Global Select Market)	**2023**	2022	2021	2020	2019
Year-end closing price	**$103.46**	$102.39	$113.93	$87.37	$105.15
Ordinary cash dividends declared	**$3.00**	$2.76	$2.52	$2.40	$2.24

Independent Registered Public Accounting Firm
Deloitte & Touche LLP
50 West Fifth St., Suite 200
Cincinnati, Ohio 45202

Shareholder Services
Equiniti Trust Company is the transfer agent and administrator for all registered shareholder accounts. Services available to registered shareholder accounts include conversion of paper certificates to electronic direct registration shares, dividend direct deposit, administration of the Shareholder Investment Plan (including dividend reinvestment) and electronic delivery of shareholder materials. Registered shareholders may also access your individual account at *shareowneronline.com,* where you can complete transactions online at any time, including changing your address, opting out of receiving paper statements, changing your current dividend reinvestment option and viewing recent transactions.

Contact Information
You may direct communications to Cincinnati Financial Corporation's Chief Legal Officer, Executive Vice President and Corporate Secretary Lisa A. Love, Esq. for sharing with the appropriate individual(s). Or, you may directly contact the following areas:

Investors: Investor Relations responds to investor inquiries about the company and its performance.
Dennis E. McDaniel, CPA, CMA, CFM, CPCU – Vice President, Investor Relations Officer
513-870-2768 or *investor_inquiries@cinfin.com*

Shareholders: Shareholder Services administers the company's stock compensation plans and fulfills requests for shareholder materials.
C. Brandon McIntosh, CEP, CPA – Assistant Vice President, Shareholder Services
513-870-2639 or *shareholder_inquiries@cinfin.com*

Equiniti Trust Company provides the company's stock transfer and recordkeeping services, including assisting registered shareholders with updating account information or enrolling in shareholder plans.
1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120
866-638-6443 or visit *shareowneronline.com* then *Contact Us*

Media: Corporate Communications assists media representatives seeking information or comment from the company or its subsidiaries.
Betsy E. Ertel, CPCU, AIM, API – Vice President, Corporate Communications
513-603-5323 or *media_inquiries@cinfin.com*

CINCINNATI FINANCIAL CORPORATION

The Cincinnati Insurance Company
The Cincinnati Casualty Company
The Cincinnati Indemnity Company
The Cincinnati Life Insurance Company
The Cincinnati Specialty Underwriters Insurance Company
CSU Producer Resources Inc.
CFC Investment Company
Cincinnati Global Underwriting Ltd.
Cincinnati Global Underwriting Agency Ltd.

Mailing Address
P.O. Box 145496
Cincinnati, Ohio 45250-5496

Street Address
6200 South Gilmore Road
Fairfield, Ohio 45014-5141

Phone: 888-242-8811 or 513-870-2000
Email: *cfc_corporate@cinfin.com*
Web: *cinfin.com*

Please recycle.

★★★ Exercise Your Right to Vote ★★★

CINCINNATI FINANCIAL CORPORATION

Annual Meeting Of Shareholders

This Proxy is being solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dirk J. Debbink, Steven J. Johnston and Michael J. Sewell, or any one of them, the power of substitution as proxies and hereby authorize(s) them to represent and to vote, as designated on the reverse side and in their discretion on such other matters as may properly come before the meeting, all shares of Cincinnati Financial Corporation stock held on record on March 6, 2024, at the Annual Meeting of Shareholders to be held at 9:30 a.m. ET on May 4, 2024, at the Cincinnati Financial Corporation Headquarters, 6200 S. Gilmore Road, Fairfield, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR all nominees listed; FOR the nonbinding proposal to approve compensation for the company's named executive officers; FOR the proposal to approve the Cincinnati Financial Corporation 2024 Stock Compensation Plan; and FOR the proposal to ratify the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2024.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Continued and to be signed on reverse side

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 4, 2024. The 2024 Shareholder Meeting Notice and Proxy Statement, our 2023 Annual Report on Form 10-K and the 2024 Annual Letter to Shareholders are available at:

http://www.viewproxy.com/cinfin/2024

The Board of Directors recommends you vote FOR all nominees listed in proposal 1 and FOR proposals 2, 3 and 4.

1. Election of Directors.

Nominee	FOR	AGAINST	ABSTAIN
(01) Thomas J. Aaron	☐	☐	☐
(02) Nancy C. Benacci	☐	☐	☐
(03) Linda W. Clement-Holmes	☐	☐	☐
(04) Dirk J. Debbink	☐	☐	☐
(05) Steven J. Johnston	☐	☐	☐
(06) Jill P. Meyer	☐	☐	☐
(07) David P. Osborn	☐	☐	☐
(08) Gretchen W. Schar	☐	☐	☐
(09) Charles O. Schiff	☐	☐	☐
(10) Douglas S. Skidmore	☐	☐	☐
(11) Stephen M. Spray	☐	☐	☐
(12) John F. Steele, Jr.	☐	☐	☐
(13) Larry R. Webb	☐	☐	☐
(14) Cheng-sheng Peter Wu	☐	☐	☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please sign, date and return promptly in the enclosed envelope.

Date ______________________________

Signature ______________________________

Signature ______________________________
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CONTROL NUMBER

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

SCAN TO
VIEW MATERIALS & VOTE

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/cinf

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.